Exhibit 10.22

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT NORMALLY TREATS AS PRIVATE AND CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED “[***]”.

LICENSE AND COLLABORATION AGREEMENT

by and between

NANJING LEADS BIOLABS CO. LTD.

and

DIANTHUS THERAPEUTICS, INC.

dated as of October 16, 2025

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (the “Agreement”) is entered into as of October 16, 2025 (the “Effective Date”), by and between Nanjing Leads Biolabs Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China (“Leads Bio”), having a place of business at 18 E. Jialingjiang Str., Bldg. 03 FL8, Nanjing, 210019, P.R.C., and Dianthus Therapeutics, Inc., a corporation organized and existing under the laws of Delaware, having a place of business at 7 Times Square, 43rd Floor, New York, NY 10036 (“Licensee”).

Recitals

Whereas, Leads Bio is a clinical-stage biotechnology company focusing on discovery and development of innovative therapies;

Whereas, Licensee is a clinical-stage biotechnology company dedicated to designing and delivering novel antibodies with improved selectivity and potency; and

Whereas, Licensee desires to obtain from Leads Bio, and Leads Bio desires to grant to Licensee, an exclusive sublicensable license under the Licensed Intellectual Property to Exploit the Licensed Products in the Field in the Licensee Territory (each as defined below), subject to the terms and conditions of this Agreement;

Now, Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Leads Bio and Licensee hereby agree as follows:

Article 1
DEFINITIONS

1.1 “Accounting Standards” means with respect to a Selling Party (as defined below), (a) International Financial Reporting Standards of the International Accounting Standards Board, (b) the U.S. Generally Accepted Accounting Principles, or (c) applicable accounting standards followed by such Selling Party, in each case, consistently applied.

1.2 “Additional Active(s)” means any active pharmaceutical or biologic ingredient(s) in a Licensed Product that is not a Compound.

1.3 “Additional Cure Period” will have the meaning provided in Section 13.2(b).

1.4 “Affiliate” means any company or entity controlled by, controlling, or under common control with a Party or another entity for so long as such control exists. For the purpose of this definition, an entity will be deemed to “control” another entity, if it owns directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such entity, or possession, direct or indirect, of the power to direct or cause the direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.5 “Alliance Manager” will have the meaning provided in Section 3.8.

1.6 “Applicable Laws” means collectively the applicable provisions of any and all national, supranational, regional, state, provincial and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, and any license, franchise, permit or similar right granted under any of the foregoing (including Regulatory Approvals) and any policies and other requirements of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item or subject person, including, as applicable, Data Protection Laws.

1.7 “[***]” will have the meaning provided in Section 2.10.

1.8 “[***] Agreement” will have the meaning provided in Section 2.10.

1.9 “Back-Up Compounds” will mean, other than the Lead Compound, any [***].

1.10 “Basket Trial Indication” will have the meaning provided in Section 8.3.

1.11 “Biosimilar Product” means, with respect to a Licensed Product in a country, any generic, biosimilar or interchangeable product sold by a Third Party for the same indication for which such Licensed Product has Regulatory Approval in such country and that (a) received marketing approval for administration to humans based on an application that cited the Licensed Product as the reference product under Section 351(k) of the United States Public Health Service Act, as may be amended, or any subsequent or superseding law, statute or regulation (“PHSA”) and is “biosimilar” (as defined in Section 351(i)(2) of the PHSA) or “interchangeable” (as defined in Section 351(i)(3) of the PHSA) with the Licensed Product; (b) has been licensed as a similar biological medicinal product using such Licensed Product as the reference product pursuant to Article 10 of Directive 2001/83/EC, as may be amended, or any subsequent or superseding law, statute or regulation (“Directive 2001/83/EC”); or (c) has otherwise received Regulatory Approval as a generic, biosimilar or interchangeable product from another applicable Regulatory Authority in such country by referencing Regulatory Approvals (or data therein) of such Licensed Product. Any product (including any Licensed Product) licensed, marketed, or sold by or on behalf of a Party, its Affiliates or Sublicensees will not constitute a Biosimilar Product for purposes of the royalty reduction pursuant to Section 8.7(a).

1.12 “Breaching Party” will have the meaning provided in Section 13.2(b).

1.13 “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to close in New York City, New York, Nanjing, China or Hong Kong Special Administrative Region.

1.14 “Calendar Quarter” means each period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1 (or any portion thereof at the beginning or end of the Term or other relevant period); provided that the first Calendar Quarter of the Term will commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1, or October 1 after the Effective Date and the last Calendar Quarter will end on the last day of the Term.

1.15 “Calendar Year” means each period of twelve (12) consecutive months commencing on January 1 and ending on December 31 (or any portion thereof at the beginning or end of the Term or other relevant period); provided that the first Calendar Year of the Term will commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term will commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.16 “CBDT Approval” means any approval, certificate or other clearance from the Cyberspace Administration of China, or any successor agency thereto, including formal acceptance and the assignment of filing numbers for any filing, that is necessary under applicable Data Protection Laws for a Party or any of its Affiliates or any Third Party acting on behalf of such Party or any of its Affiliates to disclose to, transfer to or share with the applicable entity (including, as applicable, Licensee or any of its Affiliates and Sublicensees or its or their designees) outside of mainland People’s Republic of China (for clarity, excluding for this purpose Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) any Personal Data subject to Data Protection Laws; provided, however, that if any such approval, certificate or other clearance is accompanied by any express or implied obligation to provide any further notices to or obtain any further consents from any data subjects (for clarity, including any such approval, certificate or other clearance based on any application including a template for obtaining any further consents from any subjects screened for or enrolled in any ongoing Clinical Trials), then such approval, certificate or other clearance will not constitute CBDT Approval unless and until all such further notices have been provided or all such further consents have been obtained as evidenced by signed further consents from data subjects.

1.17 “CBDT Filing” means any filing or submission for purposes of obtaining any CBDT Approval pursuant to Data Protection Laws.

1.18 “Central Development Costs”, means, collectively, with respect to any Shared Study, any and all out-of-pocket costs and expenses incurred in connection with such Shared Study by or on behalf of Licensee, its Affiliates or Sublicensees that benefit the Development of the Licensed Product subject to such Shared Study both inside and outside the Leads Bio Territory, including any and all out-of-pocket costs and expenses (a) for the clinical supply of the applicable Licensed Product and placebo for such Shared Study or (b) related to data management, statistics, electronic clinical outcome assessment (if applicable), central lab, investigational medical product depot, interactive response technology, and safety reporting and excluding, for clarity, costs and expenses solely for the benefit of the Leads Bio Territory or solely for the benefit of the Licensee Territory or Commercialization expenses, unless otherwise agreed by the Parties in writing.

1.19 “Cessation” will have the meaning provided in Section 13.2(e).

1.20 “Change of Control” means, with respect to either Party: (a) a transaction or series of transactions that results in more than 50% of the voting securities of such Party outstanding immediately prior thereto not being held by the holders of the outstanding voting securities of such Party immediately after such transaction(s); (b) a transaction or series of related transactions in which a Person or group of Persons, together with its Affiliates, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party; or (c) a transfer to a Third Party of all or substantially all of its assets relating to this Agreement.

1.21 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Registrational Clinical Trial, or other human clinical trial, including any human clinical trial conducted before or after the Regulatory Approval of a product in a country, which trial may be conducted to enhance scientific knowledge of such product (e.g., for expansion of product labeling) or due to a request or requirement of a Regulatory Authority in such country.

1.22 “CMC” means chemistry, manufacturing and controls with respect to the Compound or Licensed Products.

1.23 “CMO” will have the meaning provided in Section 6.2.

1.24 “Combination Product” means a Licensed Product comprising a Compound and one or more Additional Active(s), where such Compound and the Additional Active(s) are (i) sold as a fixed dose/unit or otherwise co-formulated, or (ii) sold as separate doses/units in a single package or otherwise co-packaged for a single invoiced price.

1.25 “Commercialization” means, with respect to a product, all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, marketing, pricing, reimbursement, sale, and distribution of such product, including strategic marketing, sales force detailing, advertising, market access, medical education, and product support, all customer support, product distribution, and invoicing and sales activities, but excluding Development and Manufacturing. “Commercialize” and “Commercializing” will have the correlative meanings.

1.26 “Commercialization Plan” will have the meaning provided in Section 7.2.

1.27 “Commercialization Report” will have the meaning provided in Section 7.2.

1.28 “Commercially Reasonable Efforts” means, (a) where applied to carrying out specific tasks and obligations of a Party on its own, diligent and good faith efforts to accomplish such task or obligation as a similarly situated pharmaceutical company of comparable size and resources (as applicable) would use to accomplish a similar task or obligation under similar circumstances in accordance with Applicable Laws; and (b) where applied to the Development or Commercialization of the Licensed Products under this Agreement, efforts and resources that are consistent with the efforts and resources that a biotechnology company similarly situated to Licensee normally commits to its activities or products that it is Developing or Commercializing and that are of a similar potential value, stage of Development, life cycle and commercial potential, taking into account all relevant factors, including payments required to be made by Licensee to Leads Bio under this Agreement, the competitive environment, profitability, safety and efficacy, patent coverage, exclusivity, sales reimbursement, pricing, tariffs and the anticipated regulatory pathway. To the extent that the performance of Licensee’s obligations hereunder is adversely affected by Leads Bio’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether Licensee has used its Commercially Reasonable Efforts to perform any such affected obligations. Notwithstanding the foregoing, it is anticipated that the level of effort with respect to each Licensed Product will change over time, including to reflect changes in the status of a particular Licensed Product in particular countries or markets in the Licensee Territory.

1.29 “Common Stock” will have the meaning provided in Section 8.2(a).

1.30 “Competing Product” means a product that contains any [***]that [***] as an intended primary mechanism of action.

1.31 “Compound” means (a) the compound known as LBL-047 as further defined on Schedule 1.31, a dual acting humanized fusion protein targeting BDCA2 fused with TACI-CRD2 (the “Lead Compound”), (b) all [***], and (c) all [***].

1.32 “Confidential Information” means, subject to Section 10.2, all Know-How and other proprietary scientific, technical, clinical, marketing, financial or commercial information or Data Controlled by a Party or its Affiliates, which one Party or any of its Affiliates has furnished or made available to the other Party or its Affiliates under or in connection with this Agreement or the Confidentiality Agreement, whether in oral, written or electronic form. The existence and terms of this Agreement will be deemed Confidential Information of each Party.

1.33 “Confidentiality Agreement” means the mutual confidentiality agreement executed between Leads Bio and Licensee dated as of [***].

1.34 “Control” (including any variations such as “Controlled” and “Controlling”) means, with respect to any Know-How, Patent Rights, other intellectual property rights, Regulatory Approvals, Regulatory Materials, or proprietary materials, possession by a Party or Third Party of the right, power and authority (whether by ownership, license or otherwise, other than by virtue of any rights granted under this Agreement) to grant access to, to grant use or reference of, or to grant a license or a sublicense to such Know-How, Patent Rights, intellectual property rights, Regulatory Approvals, Regulatory Materials, or proprietary materials, without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding anything in this Agreement to the contrary, a Party and its Affiliates will not be deemed to Control any Know-How, Patent Rights, other intellectual property rights, Regulatory Approvals, Regulatory Materials, or proprietary materials (a) that are in-licensed or acquired by such Party or its Affiliates from a Third Party under an agreement, in the case of Licensee and its Affiliates, that is not a Licensee Third Party IP Agreement and, in the case of Leads Bio and its Affiliates, in an arrangement executed after the Effective Date that is not a Leads Bio Third Party IP Agreement, (b) that, prior to the consummation of a Change of Control of such Party, is owned, in-licensed or otherwise controlled by a Third Party that becomes an Affiliate of such Party after the Effective Date as a result of such Change of Control unless (i) prior to the consummation of such Change of Control, such Party or any of its Affiliates also Controlled such Know-How, Patent Rights, other intellectual property rights, Regulatory Approvals, Regulatory Materials, or proprietary materials, or (ii) the Know-How, Patent Rights, other intellectual property rights, Regulatory Approvals, Regulatory Materials, or proprietary materials owned, in-licensed or otherwise controlled by the applicable Third Party were not used by such Party in the performance of activities under this Agreement prior to the consummation of such Change of Control, but after the consummation of such Change of Control, such Party or any of its Affiliates determines to use or uses any such

Know-How, Patent Rights, other intellectual property rights, Regulatory Approvals, Regulatory Materials, or proprietary materials in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((i) and (ii)), such Know-How, Patent Rights, other intellectual property rights, Regulatory Approvals, Regulatory Materials, or proprietary materials will be “Controlled” by such Party for purposes of this Agreement, or (c) that, following a consummation of a Change of Control of a Party, (i) is discovered, developed, invented, created, acquired, or in-licensed by such acquiring Person or its Affiliates (other than such Party or its pre-existing Affiliates) after the closing of such Change of Control without using or incorporating such Party’s or its pre-existing Affiliates’ Know-How, Patent Rights or any Confidential Information of either Party in existence as of the closing of such Change of Control, and (ii) is not used or practiced by or on behalf of such Party (or its successor) in the performance of its obligations or exercise of its rights under this Agreement.

1.35 “Cover” means, with respect to any Patent Right and a Licensed Product in a country, that the manufacture, use, sale, offer for sale, or importation of such Licensed Product by Licensee or a Third Party in such country, absent a license to such Patent Right, would infringe a Valid Claim of such Patent Right or in case of a Valid Claim in a patent application that has not yet issued, would infringe such Valid Claim if it were to issue without modification. “Covered” and “Covering” will have the correlative meanings.

1.36 “Data” means all data, including CMC data, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective Sublicensees (in case of Licensee) and (sub)licensees (in the case of Leads Bio) pursuant to activities conducted under this Agreement; provided that Data does not include any data related to an Additional Active in a Combination Product or any Data arising from a Shared Study with respect to which Leads Bio has not provided a Participation Notice.

1.37 “Data Protection Laws” means all Applicable Laws relating to the processing, privacy and security of data in jurisdictions where any Data is generated or used, including, as applicable, the Data Security Program and PRC Data Protection Laws.

1.38 “Data Use Option” will have the meaning provided in Section 5.6(c).

1.39 “Derivative” means, with respect to the Lead Compound or a Back-Up Compound, a derivative, modification, or improvement to the Lead Compound or such Back-Up Compound, as applicable.

1.40 “Development” means, with respect to a product, all non-clinical and clinical drug development activities and processes, including toxicology, pharmacology, project management and other non-clinical efforts, statistical analysis, delivery system development, the performance of Clinical Trials (excluding the Manufacturing of such product for use in Clinical Trials) and other activities, in each case, which are reasonably necessary to prepare submissions for, and obtain or maintain, Regulatory Approval of such product, including lifecycle management studies and other activities. “Develop” and “Developing” will have the correlative meanings.

1.41 “Development Milestone Event” will have the meaning provided in Section 8.3.

1.42 “Development Plan” will have the meaning provided in Section 4.2(b).

1.43 “Disclosing Party” will have the meaning provided in Section 10.1.

1.44 “Divestiture” means (a) the divestiture of a Competing Product through (i) an outright sale or assignment of all material rights in such Competing Product to a Third Party or (ii) an exclusive out-license of all Development, Manufacture, and Commercialization rights with respect to such Competing Product, in each case in the Field, with no further material role, influence or authority of the applicable Party, directly or indirectly, with respect to such Competing Product or (b) the complete cessation of all Development, Manufacture, and Commercialization activities with respect to such Competing Product. For clarity, the right of the applicable Party to receive royalties, milestones, or other payments in connection with an acquiror, assignee or licensee’s Development or Commercialization of a Competing Product pursuant to clause (a) above or the right to enforce customary terms contained in the relevant agreements effectuating such transaction, will be permitted for any such Divestiture. When used as a verb, “Divest” and “Divested” means to cause a Divestiture.

1.45 “Dispute” will have the meaning provided in Section 15.1.

1.46 “Data Security Program” means U.S. DOJ Final Rule Implementing Executive Order 14117 of February 28, 2024 (Preventing Access to Americans’ Bulk Sensitive Personal data and United States Government-Related Data by Countries of Concern), 90 Fed. Reg. 1636, codified at 28 C.F.R. Part 202, as interpreted in rules, guidance, policies, statements, or otherwise from time to time.

1.47 “Effective Date” will have the meaning provided in the introductory paragraph of this Agreement.

1.48 “EMA” means the European Medicines Agency and any successor entity thereto.

1.49 “Equity Notice” will have the meaning provided in Section 8.2(a).

1.50 “European Major Markets” means Germany, France, Spain, Italy, and the United Kingdom.

1.51 “Executive Officers” means the Chief Executive Officer or her/his designee of Leads Bio and Chief Executive Officer or her/his designee of Licensee.

1.52 “Existing Leads Bio Third Party Agreement” means any agreement with a Third Party existing as of the Effective Date under which Leads Bio Controls any Licensed Intellectual Property, except for the [***] Agreement. Each Existing Leads Bio Third Party Agreement is listed on Schedule 1.52.

1.53 “Existing Licensee Third Party IP Agreement” means any Proposed Existing Licensee Third Party IP Agreement with respect to which Leads Bio has accepted a (sub)license under Section 2.10(b).

1.54 “Exploit” means, with respect to a product, to Research, Develop, Manufacture, use, sell, offer for sale, import, export, Commercialize, and otherwise fully exploit such product. “Exploitation” and “Exploiting” will have the correlative meanings.

1.55 “FDA” means the U.S. Food and Drug Administration and any successor entity thereto.

1.56 “Field” means all therapeutic, prophylactic and diagnostic applications, uses, and indications in humans.

1.57 “First Commercial Sale” means, with respect to a Licensed Product, the first sale by or on behalf of Licensee, its Affiliate or Sublicensee of the Licensed Product in a country in the Licensee Territory for use or consumption by an end user of such Licensed Product in such country after Regulatory Approvals for such Licensed Product have been obtained in such country. Sales of a Licensed Product in a country at or below cost, such as so-called “named patient sales” and “compassionate use sales,” will not be construed as a First Commercial Sale.

1.58 “Force Majeure Event” will have the meaning provided in Section 16.10.

1.59 “Fully Burdened Manufacturing Cost” means, with respect to any Licensed Product supplied by or on behalf of Leads Bio: (a) if such Licensed Product is Manufactured by one (1) or more Leads Bio CMOs, the amount paid by Leads Bio to such Leads Bio CMOs for the supply of such Licensed Product, plus a fixed markup of [***]([***]) to reflect supply chain management costs; and (b) to the extent such Licensed Product is Manufactured by Leads Bio or its Affiliates, the fully-burdened cost of such Manufacturing reasonably incurred by Leads Bio or its Affiliate, including the cost of raw materials, direct labor and benefits, a proportionate share of indirect Manufacturing costs (but excluding costs attributable to idle capacity) reasonably incurred by Leads Bio with respect to the Manufacture of such Licensed Product excluding any costs that are not reasonably related to a specific manufacturing activity such as charges for corporate overhead, plus a fixed markup of [***] ([***]) to reflect supply chain management costs. All components of Fully Burdened Manufacturing Costs will be allocated on a basis consistent with Accounting Standards and consistent with the cost accounting policy applied by Leads Bio to other similar products that it produces. A good faith estimate by Leads Bio of Fully Burdened Manufacturing Costs of the Licensed Product as of the Effective Date is set forth on Schedule 1.59.

1.60 “Future Leads Bio Third Party IP Agreement” means a Future Third Party IP Agreement entered into by Leads Bio or its Affiliates.

1.61 “Future Licensee Third Party IP Agreement” means a Future Third Party IP Agreement entered into by Licensee or its Affiliates.

1.62 “Future Third Party IP Agreement” means a Proposed Future Third Party IP Agreement for which a Party has elected to take a (sub)license under Section 2.11.

1.63 “GCP” means the then-current standards, practices and procedures for good clinical practices promulgated or endorsed by any applicable Regulatory Authority, as may be updated from time to time, including (a) the applicable revision of the ICH Guideline for good clinical practice E6, (b) U.S. Code of Federal Regulations Title 21 parts 50, 54, 56, and 312, (c) NMPA Good Clinical Practice for Drug Clinical Trials (2020) and (d) Regulation (EU) No 536/2014 of the European Parliament and of the Council of 16 April 2014.

1.64 “Global Development Plan” will have the meaning provided in Section 4.2(e).

1.65 “Global Study” means a Clinical Trial designed to obtain Regulatory Approvals for a Licensed Product in multiple countries through the conduct of a Clinical Trial in multiple countries, regions or medical institutions and conducted as part of one (1) unified Clinical Trial or separately but concurrently in accordance with a common Clinical Trial protocol, with at least one country or region within the Licensee Territory and at least one country or region within the Leads Bio Territory.

1.66 “GLP” means the then-current standards, practices and procedures for good laboratory practices promulgated or endorsed by any applicable Regulatory Authority, as may be updated from time to time, including (a) the Organisation for Economic Co-operation and Development’s Principles on Good Laboratory Practice, (b) U.S. Code of Federal Regulations Title 21 part 58, (c) NMPA Good Laboratory Practice for Non-Clinical Laboratory Studies (2017), and (d) Directive 2004/10/EC of the European Parliament and of the Council of 11 February 2004.

1.67 “GMP” means the then-current standards, practices and procedures for good manufacturing practices promulgated or endorsed by any applicable Regulatory Authority, as may be updated from time to time, including (a) the ICH Guideline for Good Manufacturing Practice for Active Pharmaceutical Ingredients Q7, (b) U.S. Code of Federal Regulations Title 21 parts 210, 211, 600 and 610, (c) NMPA Good Manufacturing Practice for Drugs (2010) and the appendix for investigational drugs (2022), and (d) the EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use, as set out in Volume 4 of the European Commission’s Rules governing Medicinal Products in the European Union.

1.68 “Good Reason” will have the meaning provided in Section 13.2(e).

1.69 “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.70 “Government Official” means (a) any elected or appointed government official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a government official, Governmental Authority, or other enterprise performing a governmental function, (c) any political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office, and (d) any employee or person acting for or on behalf of a public international organization (e.g., the United Nations). For clarity, healthcare professionals or healthcare providers employed by government-owned hospitals will be considered Government Officials.

1.71 “HGR Approval” means any approval, certificate or other clearance from the HGR Regulatory Authority, that is necessary for Leads Bio or any of its Affiliates to collect, preserve,

utilize, or provide externally, including to disclose to, transfer to or share with a “foreign party” (as defined in the HGR Regulations) any HGR Information or HGR Materials. For clarity, HGR Approval includes any amendments to approvals for international collaborations and record filings for data transfer.

1.72 “HGR Filing” means any filing or submission for purposes of obtaining any HGR Approval, including any amendment to any HGR Approval for an international collaboration, data back-up confirmation and record filing for data transfer to a foreign party, or application to export HGR Materials.

1.73 “HGR Information” will have the meaning defined in the HGR Regulations.

1.74 “HGR Materials” will have the meaning defined in the HGR Regulations.

1.75 “HGR Regulations” means the PRC Regulation on the Administration of Human Genetic Resources (人类遗传资源管理条例) promulgated by the State Council of China and any implementing rules, guidelines or question and answer documents issued by the HGR Regulatory Authority.

1.76 “HGR Regulatory Authority” means the Ministry of Science and Technology or the National Health Commission, or any successor agency thereto, or any other Regulatory Authority having substantially the same function.

1.77 “Human Materials” means any human cell lines, tissue, human clinical isolates or similar human-derived materials.

1.78 “ICH” means the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use.

1.79 “IND” means an Investigational New Drug application, Clinical Trial Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.80 “Indemnitee” will have the meaning provided in Section 14.3.

1.81 “Indemnitor” will have the meaning provided in Section 14.3.

1.82 “Indication” means the diagnosis, treatment, prophylaxis or palliation of a discrete clinically recognized form of a disease or medical condition, and each of the following will be treated as the same Indication and not a distinct Indication: (a) the treatment of a disease, disorder or condition in a particular patient population and the treatment of the same disease, disorder or condition in another population (e.g., adult population and pediatric population); (b) different subtypes or lines of therapy for the same disease, disorder or condition; (c) initiating a Clinical Trial or obtaining Regulatory Approval for use of a pharmaceutical product in combination with another pharmaceutical product, where a Clinical Trial had been initiated or Regulatory Approval obtained for such first pharmaceutical product for use as monotherapy or in combination with a different pharmaceutical product, will not be considered to be a new Indication unless it is a separate and distinct disease or medical condition in humans; (d) targeting patients with different levels of severity (e.g., moderate to severe patients, and mild patients); or (e) the pairing of two (2) or more different products for diagnosis and treatment uses in the same Clinical Trial or in separate Clinical Trials (or in the same filing for Regulatory Approval or in separate Regulatory Approvals) in each case of the foregoing targeting the same disease or medical condition.

1.83 “Indirect Taxes” means any import, export, excise, sales, use, value added, goods and services, gross receipts and similar taxes, together with any penalties and interest in respect thereof, that are imposed by any jurisdiction in the United States. For the avoidance of doubt, Indirect Taxes do not include any import, export, excise, sales, use value added, goods and services, gross receipt and similar taxes imposed by any jurisdiction outside the United States, including any VAT or VAT surcharges (such as urban maintenance and construction tax and education surcharge) imposed by any jurisdiction within the Leads Bio Territory.

1.84 “Inflation Reduction Act” means P.L. 117-169 (Aug. 16, 2022), as codified at 42 U.S.C. § 1320f, 42 U.S.C. § 1395w-3a and 42 U.S.C. § 1395w-114a (inter alia), as it may be amended from time to time or any substantially similar Applicable Law, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.85 “Initiation” means, with respect to a Clinical Trial, the first dosing of the first (1st) human subject in such Clinical Trial.

1.86 “Invention” means any inventions or discoveries, including processes, manufacture, compositions of matter, Know-How, Data, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of one Party or its Affiliates or their respective (sub)licensees (in case of Leads Bio) and Sublicensees (in case of Licensee) or the Parties jointly during the Term under this Agreement, including all rights, title and interest in and to the intellectual property rights therein and thereto.

1.87 “Jointly Owned Inventions” will have the meaning provided in Section 12.1(c).

1.88 “Jointly Owned Invention Patent Rights” will have the meaning provided in Section 12.1(c).

1.89 “JSC” means the joint steering committee to be established by the Parties pursuant to Section 3.1.

1.90 “Know-How” means any and all proprietary and non-public knowledge or technical information, including (a) information including trade secrets, inventions (whether patentable or not, and including data or descriptions contained in unpublished patent applications), methods, knowledge, skill, experience, research and development data and results (including medicinal chemistry data, preclinical data, pharmacological, toxicological and clinical test data and results (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), chemical structure, sequences, processes, formulae, techniques, research data, reports, standard operating procedures and batch records), product specifications, study designs and protocols, assays and biological methodology, analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, (b) databases, practices, techniques, specifications, formulations, formulae, software and algorithms, (c) if applicable, physical materials, reagents and compositions of matter, including chemical or biological materials, in each case, whether patentable or not, and (d) tangible manifestations of any of the foregoing.

1.91 “Lead Compound” will have the meaning set forth in Section 1.31.

1.92 “Leads Bio Development Plan” will have the meaning set forth in Section 4.2(b).

1.93 “Leads Bio Indemnitees” will have the meaning provided in Section 14.1.

1.94 “Leads Bio Prosecuted Divisionals” means one or a series of divisionals or continuing applications, as the case may be, of the Licensed BDCA2 Patent Rights filed by Leads Bio in the name of Leads Bio or any of its Affiliates that are not Licensee Prosecuted Divisionals.

1.95 “Leads Bio Solely Owned Inventions” will have the meaning provided in Section 12.1(b).

1.96 “Leads Bio Solely Owned Invention Patent Rights” will have the meaning provided in Section 12.1(b).

1.97 “Leads Bio Territory” means Mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan.

1.98 “Leads Bio Third Party IP Agreements” means all Existing Leads Bio Third Party Agreements and all Future Leads Bio Third Party IP Agreements.

1.99 “Leads US” means Leads Biolabs Inc., a Delaware corporation that as of the Effective Date has an address at 3500 S Dupont Hwy, Dover, DE 19901.

1.100 “License Payments” will have the meaning provided in Section 9.3(a).

1.101 “Licensed BDCA2 Linker Improvements” means any and all Inventions that constitute improvements, modifications, enhancements or derivatives of any Licensed BDCA2 Linker Know-How.

1.102 “Licensed BDCA2 Linker IP” means Licensed BDCA2 Linker Know-How or Licensed BDCA2 Linker Patent Rights.

1.103 “Licensed BDCA2 Linker Know-How” means any Licensed Know-How related to ([***]

1.104 “Licensed BDCA2 Linker Patent Rights” means any Licensed Patent Rights that [***].

1.105 “Licensed BDCA2 Patent Rights” means all Licensed Patent Rights identified as “Licensed BDCA2 Patent Rights” on Schedule 1.105.

1.106 “Licensed Intellectual Property” means the Licensed Know-How and Licensed Patent Rights.

1.107 “Licensed Know-How” means any Know-How that is Controlled by Leads Bio or any of its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful to (a) Exploit Compounds or Licensed Products in the Field in the Licensee Territory or (b) Manufacture any Compound or Licensed Product in the Leads Bio Territory. Notwithstanding the foregoing, Licensed Know-How will not include any Know-How that would be Licensed Know-How solely due to it being necessary or reasonably useful to Exploit any Additional Active or other proprietary compound or product Controlled by Leads Bio or any of its Affiliates that is not a Compound or a Licensed Product. A description of Licensed Know-How as of the Effective Date is attached hereto on Schedule 1.107; provided that the failure of Schedule 1.107 to include any Know-How will not mean that such Know-How is not Licensed Know-How as of the Effective Date.

1.108 “Licensed Patent Rights” means any Patent Rights Controlled by Leads Bio or any of its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful to (a) Exploit the Compounds or Licensed Products in the Field in the Licensee Territory or (b) Manufacture any Compound or Licensed Product in the Leads Bio Territory. Notwithstanding the foregoing, Licensed Patent Rights will not include any Patent Right that would be a Licensed Patent Right solely due to being necessary or reasonably useful to Exploit any Additional Active or other proprietary compound or product Controlled by Leads Bio or any of its Affiliates that is not a Compound or Licensed Product; provided that such Patent Right does not Cover the Compound. A list of all Licensed Patent Rights as of the Effective Date is attached hereto on Schedule 1.108; provided that the failure of Schedule 1.108 to include any Patent Right will not mean that such Patent Right is not a Licensed Patent Right as of the Effective Date.

1.109 “Licensed Platform Know-How” means any Licensed Know-How that is (a) related to any compound that is not a Compound, (b) generally related to the discovery, identification, creation, engineering, optimization, or manufacture of BDCA2 targeting fusion proteins or other compounds, (c) related to any molecule containing a BDCA2 antibody (or fragment, variant, derivative or part thereof) that is directed to a single target, including the discovery, identification, creation, optimization, or manufacture thereof, or (d) Licensed BDCA2 Linker Know-How.

1.110 “Licensed Platform Patent Rights” means (a) the Licensed BDCA2 Patent Rights, (b) Leads Bio Prosecuted Divisionals, and (c) any Licensed Patent Rights Covering or claiming any (i) compound that is not a Compound, (ii) Licensed Platform Know-How, or (iii) Licensed BDCA2 Linker Patent Rights, in each case, (i) through (iii), excluding Licensee Prosecuted Divisionals.

1.111 “Licensed Product” means any biological product containing a Compound as an active ingredient, whether alone or with one or more other active ingredients.

1.112 “Licensed Product Patent Rights” would mean all Licensed Patent Rights other than any Licensed Platform Patent Rights, including Licensee Prosecuted Divisionals and any Patent Rights with claims solely and specifically Covering [***].

1.113 “Licensee Development Plan” will have the meaning provided in Section 4.2(a).

1.114 “Licensee Indemnitees” will have the meaning provided in Section 14.2.

1.115 “Licensee Intellectual Property” means the Licensee Know-How and Licensee Patent Rights.

1.116 “Licensee Know-How” means any and all Know-How (a) that is an Invention and Controlled by Licensee or any of its Affiliates or (b) (i) Controlled by Licensee or any of its Affiliates as of the Effective Date or during the Term of this Agreement and (ii) used by or on behalf of Licensee or any of its Affiliates in the performance of activities under this Agreement during the Term, in each case (a) and (b) that is necessary or reasonably useful to Exploit the Compounds or Licensed Products in the Field in the Leads Bio Territory, excluding in each case any Know-How (x) owned by a Third Party and not subject to a Licensee Third Party IP Agreement, (y) that would be Licensee Know-How solely due to it being necessary or reasonably useful to Exploit any Additional Active or other proprietary compound or product Controlled by Licensee or any of its Affiliates that is not a Compound or Licensed Product or (z) that arose from or specifically relates to a Global Study that is not a Shared Study (e.g., data or the method of use for the Licensed Product as used in such Global Study).

1.117 “Licensee Patent Rights” means any and all Patent Rights that (a) Cover an Invention Controlled by Licensee or any of its Affiliates or (b) are (i) Controlled by Licensee or any of its Affiliates as of the Effective Date or during the Term of this Agreement, (ii) practiced by or on behalf of Licensee or any of its Affiliates in the performance of activities under this Agreement during the Term, and in each case (a) and (b) that are necessary or reasonably useful to Exploit the Compounds or Licensed Products in the Field in the Leads Bio Territory, excluding in each case any Patent Right (x) owned by a Third Party and not subject to a Licensee Third Party IP Agreement, (y) that would be Licensee Patent Right solely due to it being necessary or reasonably useful to Exploit any Additional Active or other proprietary compound or product Controlled by Licensee or any of its Affiliates that is not a Compound or Licensed Product or (z) to the extent Covering, claiming or describing any Know-How described in clause (z) of Section 1.116.

1.118 “Licensee Prosecuted Divisionals” means one or a series of divisionals or continuing applications, as the case may be, of the Licensed BDCA2 Patent Rights or Licensed Platform Patent Rights, and any Patent Rights granted therefrom with claims specifically Covering [***].

1.119 “Licensee Solely Owned Inventions” will have the meaning provided in Section 12.1(b).

1.120 “Licensee Solely Owned Invention Patent Rights” will have the meaning provided in Section 12.1(b).

1.121 “Licensee Third Party IP Agreement” means any Existing Licensee Third Party IP Agreement and Future Licensee Third Party IP Agreement.

1.122 “Licensee Territory” means worldwide, excluding the Leads Bio Territory.

1.123 “Local Development Costs” will have the meaning provided in Section 4.2(f).

1.124 “Losses” will have the meaning provided in Section 14.1.

1.125 “MAA” means an application for the authorization for marketing of a product, including New Drug Application and Biologics License Application, and will include all amendments and supplements thereto, filed with the applicable Regulatory Authority to gain approval to market such product in the applicable jurisdiction.

1.126 “Mainland China” means the mainland of the People’s Republic of China.

1.127 “Major Markets” means the European Major Markets, the United States, and Japan.

1.128 “Manufacture” means, with respect to a product, activities related to the manufacture and supply of the product, including manufacturing supplies for Development or Commercialization, packaging, labeling, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of product, ongoing stability tests, storage, and shipment and regulatory activities directly related to any of the foregoing, but not including any Development or Commercialization activities. “Manufacturing” will have the correlative meanings.

1.129 “Manufacturing Technology Transfer” will have the meaning provided in Section 6.2.

1.130 “Maximum Fair Price” means a maximum fair price under the Inflation Reduction Act’s drug price negotiation program as defined in 42 U.S.C. § 1320f(c)(3) and all its subsequent amendments and replacements and guidance or regulations promulgated thereunder.

1.131 “Medicare Price” means, with respect to a Licensed Product, (a) for a Licensed Product that is a covered Part D drug, the average negotiated price (as defined in Section 42 U.S.C. 1395w-102(d)) under prescription drug plans or MA-PD plans for such Licensed Product minus the average rebate or other post-point of sale direct or indirect remuneration as described in 42 CFR 423.308 during the plan year immediately prior to the Price Applicability Period, (b) for a Licensed Product for which payment may be made under Part B of Title XVIII of the Social Security Act (42 U.S.C. Chapter 7, Subchapter XVIII), the average payment amount under 42 U.S.C. 1395w–3a(b)(4) across the four Calendar Quarters immediately prior to the Price Applicability Period, or (c) to the extent the Social Security Act is amended after the Effective Date, the most closely analogous price as those specified in clause (a) or (b).

1.132 “Milestone Shares” will have the meaning provided in Section 8.2(a).

1.133 “Minimum Patient Number” will have the meaning provided in Section 4.2(f).

1.134 “NMPA” means the China National Medical Products Administration (formerly known as the China Food and Drug Administration) and any successor agency thereto, or any Regulatory Authority having substantially the same function, including any functional subdivisions or centers thereof (e.g., Center for Drug Evaluation).

1.135 “Near Term Payment” will have the meaning provided in Section 8.1.

1.136 “Net Sales” means, with respect to a Licensed Product, the gross amounts invoiced in arm’s-length transactions by or on behalf of Licensee or any of its Affiliates or its or their Sublicensees (each, a “Selling Party”) from or on account of the sale of the Licensed Product by such Selling Party to Third Parties (including sales to any Third Party distributor, wholesaler, end user, or the like), less the sum of the following:

1.137 [***];

1.138 [***];

1.139 [***];

1.140 [***];

1.141 [***]; and

1.142 [***].

1.143 All of the foregoing deductions from the gross amount invoiced for such sales of the Licensed Product will be determined in accordance with the Accounting Standards. A Licensed Product transferred to Third Parties in connection with clinical and non-clinical research and trials, samples distributed to health care professionals, “named patient sales,” “compassionate use sales,” or any similar program or bona fide arrangement in which a Selling Party agrees to forego a normal profit margin will give rise to Net Sales of such Licensed Product only to the extent that any Selling Party invoices or receives amounts therefor in excess of the cost of goods thereof.

1.144 Licensed Products will be considered “sold” in accordance with the Accounting Standards. Net Sales will be determined from the books and records of the Selling Party.

1.145 It is understood that any accruals for individual items reflected in Net Sales are periodically trued up and adjusted by each Selling Party consistent with its customary practices and in accordance with the Accounting Standards.

1.146 Sale or transfer of any Licensed Product between any of the Selling Parties will not result in any Net Sales, and Net Sales will be calculated based on any subsequent sales or dispositions to a Third Party. To the extent that any Selling Party receives consideration other than or in addition to cash in consideration for the sale of the Licensed Product to a Third Party, Net Sales will include the fair market value of such non-cash consideration for such sale of Licensed Product. For clarity, sales by a Selling Party to a Third Party wholesaler or similar distributor, group purchasing organization, pharmacy benefit manager, or retail chain customer will be considered sales to a Third Party and Net Sales hereunder and subsequent sales or transfers by such Third Party to a subsequent Person will not generate Net Sales.

1.147 Net Sales of any Combination Product for the purpose of calculating royalties due under this Agreement will be determined on a country-by-country basis for a given accounting period as follows: first, the applicable Selling Party will determine the actual Net Sales of such Combination Product (using the above provisions), and then: such Net Sales amount for the Combination Product will be multiplied by the fraction A/(A+B), where “A” is the net selling price in such country of the Licensed Product, if sold separately for the same dosage as contained in the Combination Product, and “B” is the net selling price in such country of the Additional Active(s) in the combination if sold separately for the same dosage as contained in the Combination Product. All net selling prices of the elements of such end-user product or service will be calculated as the weighted average net selling price of said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country, no separate sale of either the Licensed Product or Additional Active(s) included in such Combination Product are made during the accounting period in which the sale was made or if the net selling price for an active ingredient cannot be determined for an accounting period, Net Sales allocable to the Licensed Product in each such country will be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, on a country-by-country basis, all relevant factors (including variations in potency, the relative contribution and value to the end user of the Licensed Product and the Additional Active(s) in the combination); provided that if the Parties cannot agree upon such appropriate consideration within sixty (60) days following the receipt of such written request, either Party may submit such matter to baseball arbitration in accordance with Schedule 15.3 for resolution.

1.148 “Non-Breaching Party” will have the meaning provided in Section 13.2(b).

1.149 “Paid Indication” will have the meaning provided in Section 8.3.

1.150 “Participation Notice” will have the meaning provided in Section 4.2(e).

1.151 “Party” means Licensee or Leads Bio individually, and “Parties” means Licensee and Leads Bio collectively.

1.152 “Patent Challenge” will have the meaning provided in Section 13.2(c).

1.153 “Patent Rights” means (a) patent applications filed in the applicable jurisdiction; (b) all patents, including supplemental protection certificates, that have issued or in the future issue from any of the foregoing, including utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, re-examination certificates, renewals, extensions or additions to any such patents and patent applications (as applicable).

1.154 “Patent Working Group” will have the meaning provided in Section 3.23.3.

1.155 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.156 “Personal Data” means (a) all information identifying, or in combination with other information, identifiable to, an individual, including pseudonymized (key-coded) clinical Data containing such information; and (b) any other information that is governed, regulated or protected by one or more Data Protection Laws.

1.157 “Pharmacovigilance Agreement” will have the meaning provided in Section 5.7.

1.158 “Phase I Clinical Trial” means a Clinical Trial of a Licensed Product that is described as a phase I clinical trial in its protocol, or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(a), as amended from time to time, or corresponding counterparts in any applicable jurisdiction.

1.159 “Phase II Basket Trial” will have the meaning provided in Section 8.3.

1.160 “Phase II Clinical Trial” means a Clinical Trial of a Licensed Product that is described as a phase II clinical trial in its protocol, or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(b), as amended from time to time, or corresponding counterparts in any applicable jurisdiction. The phase II component as described in the applicable protocol of a Phase I/II Clinical Trial will be deemed to be a Phase II Clinical Trial for the purpose of this Agreement.

1.161 “Phase III Clinical Trial” means a Clinical Trial of a Licensed Product that is consistent with the requirements of US 21 C.F.R. § 312.21(c) (or the foreign equivalent thereof), as amended from time to time, or corresponding counterparts. The phase III component as described in the applicable protocol of a phase II/III study will be deemed to be a Phase III Clinical Trial for the purpose of this Agreement.

1.162 “PMDA” means the Pharmaceuticals and Medical Devices Agency in Japan, or any successor agency.

1.163 “PRC Data Protection Laws” means Applicable Laws in mainland China, rules and regulations related to privacy, data security and data protection, cross-border data transfer, direct marketing, cybersecurity, human genetic resources, or the interception or communication of electronic messages, including, to the extent applicable, the PRC Cybersecurity Law, the PRC Data Security Law, the PRC Personal Information Protection Law, the PRC Biosecurity Law and the Human Genetic Resources Regulation and their respective implementing regulations or any laws promulgated in relation thereto.

1.164 “Price Applicability Period” means, a price applicability period under the Inflation Reduction Act as defined in 42 U.S.C. § 1320f(b)(2).

1.165 “Pricing and Reimbursement Approval” means, with respect to a pharmaceutical product in any country where a Regulatory Authority authorizes reimbursement for, or approves or determines pricing or level of reimbursement for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination for such pharmaceutical product.

1.166 “Product Marks” will have the meaning provided in Section 7.5.

1.167 “Proposed Existing Licensee Third Party IP Agreement” will have the meaning provided in Section 2.10(b).

1.168 “Proposed Future Third Party IP Agreement” will have the meaning provided in Section 2.11.

1.169 “Proposed Publication” will have the meaning provided in Section 10.5.

1.170 “Prosecution and Maintenance” or “Prosecute and Maintain” or “Prosecuting and Maintaining” means, with regard to a Patent Right, the preparing, filing, prosecuting, extending, abandoning, and maintenance of such Patent Right, as well as handling re-examinations and reissues with respect to such Patent Right, together with the conduct of interferences, derivation proceedings, pre- and post-grant opposition proceedings, post-grant patent proceedings (such as inter partes review and post grant review) and other similar proceedings with respect to the particular Patent Right. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” or “Prosecuting and Maintaining” will not include any enforcement actions taken with respect to a Patent Right.

1.171 “Provider” will have the meaning provided in Section 11.2(y).

1.172 “Publication” will have the meaning provided in Section 10.5.

1.173 “Qualified Assignee” means [***].

1.174 “Receiving Party” will have the meaning provided in Section 10.1.

1.175 “Registrational Clinical Trial” means, with respect to a product, a human clinical trial (regardless of whether such clinical trial is referred to as a “Phase II Clinical Trial”, “Phase IIb Clinical Trial”, “Phase II/III Clinical Trial”, “Phase IIb/III Clinical Trial” or “Phase III Clinical Trial”) for such product, the results of which, together with prior information concerning such product, are determined by the sponsor to be intended to be sufficient to establish that such product is safe and effective for its intended Indication to support the filing of an MAA. If a clinical trial of a product is not initially designed as a Registrational Clinical Trial but is later re-designed, converted or expanded into such a trial, then it will be deemed to be a Registrational Clinical Trial hereunder as of the date it initiates the portion of the Clinical Trial that satisfies the criteria for a Registrational Clinical Trial (including any required written acknowledgement of such by a Regulatory Authority).

1.176 “Regulatory Approval” means any and all approvals, licenses, permits, registrations or authorizations of or from any Regulatory Authority that are necessary to market and sell a pharmaceutical product in any country, region or other jurisdiction, including Pricing and Reimbursement Approval where applicable. For clarity, unless it is required by the Applicable

Law to initiate marketing and selling of a product in a particular country, Regulatory Approval will not include Pricing and Reimbursement Approval.

1.177 “Regulatory Authority” means any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country, region or jurisdiction.

1.178 “Regulatory Exclusivity” means, with respect to a pharmaceutical product and a country, region or jurisdiction, marketing or data exclusivity conferred by the applicable Regulatory Authority in such country, region or jurisdiction on the holder of a marketing approval to Commercialize a pharmaceutical product in such country, region or jurisdiction; provided that Regulatory Exclusivity will not include any marketing or data exclusivity conferred by an applicable Regulatory Authority in a country, region or jurisdiction if such Regulatory Exclusivity is for a certain population or indication only and the applicable product subject to such Regulatory Exclusivity is already commercially available in such country, region or jurisdiction for another population or indication.

1.179 “Regulatory Materials” means, with respect to a product, regulatory applications (including MAA), submissions, notifications, materials, communications, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize such product in a particular country, region or jurisdiction.

1.180 “Remedial Action” will have the meaning provided in Section 5.8.

1.181 “Research” means, with respect to a product, conducting research activities to discover, identify, create, optimize, deliver and advance such product, including pre-clinical studies and optimization. “Researching” will have the correlative meaning.

1.182 “Review Period” will have the meaning provided in Section 10.5.

1.183 “Royalty Floor” will have the meaning provided in Section 8.7(e).

1.184 “Royalty Term” will have the meaning provided in Section 8.6.

1.185 “Rules” will have the meaning provided in Section 15.1.

1.186 “SEC” will have the meaning provided in Section 10.4(a)(i).

1.187 “Securities Act” will have the meaning provided in Section 8.2(b).

1.188 “Selected IRA Drug” means a drug that was selected for Medicare price negotiation under the Inflation Reduction Act, as described in 42 U.S.C. § 1320f-1(c).

1.189 “Separate” means, with respect to a Competing Product, as applicable, to use commercially reasonable technical and administrative safeguards to segregate activities directed to the Development, Manufacture, and Commercialization of such Competing Product from activities directed to the Development, Manufacture, and Commercialization of the Compounds and Licensed Products under this Agreement, including applying commercially reasonable technical and administrative safeguards to ensure that: (a) no personnel involved in Developing, Manufacturing, or Commercializing such Competing Product have access to non-public plans or non-public information relating to the Development, Manufacture, or Commercialization of Compound and Licensed Products or any other Confidential Information of the applicable Party, (b) no personnel involved in Developing, Manufacturing, or Commercializing any Compound or Licensed Product have access to non-public plans or information relating to the Development, Manufacture, or Commercialization of such Competing Product, as applicable; provided that, in either case of (a) or (b), senior management personnel may review and evaluate plans and information regarding the Development, Manufacture, or Commercialization of such Competing Products, solely in connection with portfolio decision-making among product opportunities, and (c) no Licensed Intellectual Property, or Inventions are being used in connection with the Exploitation of such Competing Products.

1.190 “Shared Study” will have the meaning provided in Section 4.2(e).

1.191 “SIAC” will have the meaning provided in Section 15.1.

1.192 “Solely Owned Inventions” means Leads Bio Solely Owned Inventions and Licensee Solely Owned Inventions, as applicable.

1.193 “Solely Owned Invention Patent Rights” means Leads Bio Solely Owned Invention Patent Rights and Licensee Solely Owned Invention Patent Rights, as applicable.

1.194 “Sub-License/Assignment Revenue” means [***].

1.195 “Subcontractor” means a Third Party contractor engaged by a Party to perform certain obligations of such Party, or exercise certain rights of such Party in connection therewith, under this Agreement (including Third Party distributors, service providers, contract research organizations, and contract manufacturing organizations).

1.196 “Sublicense” means any license, sublicense, option agreements, right of first refusal agreements for a Sublicense, non-assertion agreements, covenant not to sue or other similar rights granted, directly or indirectly, by Licensee to a Third Party under the licenses or rights it receives from Leads Bio under clause (a) or clause (b) of Section 2.1 in accordance with Section 2.1, to Exploit a Compound or a Licensed Product in any way, but excluding any grant of rights to or agreement with any Subcontractor for such Party or its Affiliates, including any Third Party wholesaler, distributor, or the like.

1.197 “Sublicensee” means a Third Party that is receiving rights under a Sublicense.

1.198 “Tax Assignment” means, with respect to a Party, (a) an assignment of the obligations or rights of such Party under this Agreement to an Affiliate of such Party or a Third Party; (b) a Change of Control with respect to such Party; (c) any change with respect to such Party as a result of which such Party or the other Party ceases to be eligible for the benefits of any income tax treaty to which such Party is entitled as of the date hereof or on the entitlement to which a prior assignment hereunder was predicated; (d) the making or initiating of any payment pursuant to this

Agreement by such Party from a jurisdiction other than the jurisdiction in which such Party is a resident for income tax purposes; (e) the transfer of this Agreement by such Party to a branch, permanent establishment, office or place of business outside the jurisdiction in which such Party is organized; (f) a re-domiciliation of such Party for income tax purposes; (g) the entering by such Party or any of its Affiliates into any transactions or arrangements related to this Agreement or any License Payments as a result of which such License Payments to such Party are treated as (i) other than royalty payments or (ii) not beneficially owned by such Party.

1.199 “Tax Withholdings” will have the meaning provided in Section 9.3(b).

1.200 “Term” will have the meaning provided in Section 13.1.

1.201 “Territory” means (a) with respect to Leads Bio, the Leads Bio Territory and (b) with respect to Licensee, the Licensee Territory.

1.202 “Third Party” means any person or entity other than Licensee and its Affiliates and Leads Bio and its Affiliates.

1.203 “Third Party Claims” will have the meaning provided in Section 14.1.

1.204 “United States” or “U.S.” means the United States of America, including its territories and possessions as recognized by the United Nations from time to time, but in all cases including, for clarity, Puerto Rico.

1.205 “US$” or “U.S. Dollars” means U.S. dollars, the lawful currency of the U.S.

1.206 “Upfront Payment” will have the meaning provided in Section 8.1.

1.207 “Valid Claim” means a claim contained in (a) an issued and unexpired Patent Right within the Licensed Patent Rights that is solely owned by Leads Bio or its Affiliates and Covers a Licensed Product, which claim has not been found to be unpatentable, invalid, revocable or unenforceable by a decision of a court or other authority of competent jurisdiction in the subject country or jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a patent application that has not been irretrievably cancelled, withdrawn, abandoned or rejected and that has not been pending for more than [***] from the priority date of the first filed priority document for such claim; provided that if a patent application that has been pending for more than [***] from the priority date is subsequently granted, it will be a Valid Claim from the date of such grant.

1.208 “VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, including any value added taxes imposed in any jurisdiction within the Leads Bio Territory, in each case (a) and (b), including any tax imposed in substitution for, or in addition to, such tax referred to in clause (a) or (b) above, wherever imposed.

Article 2
License

2.1 License Grant.

(a) Licensee Territory License Grant. Subject to the terms and conditions of this Agreement (including Leads Bio’s retained rights in Section 2.4), Leads Bio hereby grants to Licensee, during the Term, an exclusive, royalty-bearing license, with the right to sublicense through multiple tiers (in accordance with this Section 2.1), under the Licensed Intellectual Property to Exploit the Licensed Products in the Field in the Licensee Territory.

(b) Leads Bio Territory License Grant. Subject to the terms and conditions of this Agreement (including Leads Bio’s retained rights in Section 2.4), and the terms and conditions set forth in Section 6.4), Leads Bio hereby grants to Licensee, during the Term, an exclusive license, with the right to grant sublicenses (in accordance with this Section 2.1) under the Licensed Intellectual Property to Manufacture or have Manufactured the Compounds and the Licensed Products, and to conduct Global Studies, in the Leads Bio Territory solely for the purpose of Exploitation of the Licensed Products in the Field in the Licensee Territory. For clarity, any exercise by Licensee or its Affiliates or Sublicensees of the license described under this Section 2.1(b) will be discussed and coordinated by the Parties through the JSC as set forth in Section 3.1(f).

(c) Licensed BDCA2 Linker Improvements Grant. Subject to the terms and conditions of this Agreement, Leads Bio hereby grants to Licensee a perpetual, irrevocable, non-exclusive, fully paid-up and royalty-free license, with the right to grant sublicenses freely through multiple tiers, under the Licensed BDCA2 Linker Improvements assigned, whether such assignment is of a sole or joint interest, by Licensee or its Affiliate to Leads Bio under this Agreement for any and all purposes in any and all fields, including to Exploit any product worldwide.

2.2 Sublicenses. Subject to the terms and conditions of this Agreement, Licensee will have the right to grant Sublicenses (through multiple tiers) to (i) an Affiliate of Licensee (for so long as it remains an Affiliate of Licensee), (ii) a Third Party to Manufacture of Licensed Products in the Field for Exploitation in the Licensee Territory or (iii) a Third Party to Develop or Commercialize Licensed Products in the Field in the Licensee Territory; provided that any proposed Sublicense of rights to Develop or Commercialize Licensed Products in the U.S. or European Major Markets to a Sublicensee with a market capitalization or enterprise value less than [***] will be subject to Leads Bio’s prior written consent (not to be unreasonably withheld, delayed, or conditioned).

2.3 Subcontracting. Each Party may subcontract the performance of tasks and other obligations hereunder to its Affiliates or Third Parties. Each such subcontract may include a sublicense of rights necessary for the performance of the subcontract as reasonably required, provided that any such Third Party will not be deemed to be a Sublicensee as a result of such sublicense. As further described in Section 2.6, each Party will require that each of its Subcontractors hereunder performs its obligations in a manner consistent with the terms of this

Agreement and such Party will remain at all times fully liable for its responsibilities and obligations under this Agreement.

2.4 No Implied Licenses; Retained Rights. No right or license under any Patent Rights or Know-How of either Party is granted or will be granted by implication. All such rights or licenses are or will be granted only as expressly provided in the terms of this Agreement. The license granted to Licensee under Section 2.1 will not include any right for Licensee to Exploit any Additional Active proprietary to Leads Bio other than the Compound in a Licensed Product without Leads Bio’s prior written consent. The license granted to Leads Bio under Section 2.5 will not include any right for Leads Bio to Exploit any Additional Active proprietary to or Controlled by Licensee or its Affiliates in a Licensed Product without Licensee’s prior written consent. Each Party hereby expressly reserves all rights not expressly licensed to Licensee in Section 2.1 (in the case of Leads Bio) and Section 2.5 (in the case of Licensee) and hereby expressly retains all rights to exercise its rights and perform its obligations under this Agreement, including with respect to Leads Bio participating in Shared Studies and Manufacturing and supplying Licensee with Compound or Licensed Products as set forth under this Agreement, including under Section 6.3 and Section 6.4. Leads Bio hereby expressly reserves (i) all rights under the Licensed Intellectual Property with respect to the Compounds and Licensed Products in the Leads Bio Territory (except to the extent any such rights are granted to Licensee in Section 2.1(b)), and (ii) all rights under the Licensed Intellectual Property to Exploit compounds and products that are not Compounds or Licensed Products, and Know-How and Patent Rights not included in Licensed Intellectual Property for any and all purposes.

2.5 License to Leads Bio. Subject to the terms and conditions of this Agreement (including Section 5.6(c)), Licensee hereby grants to Leads Bio (a) a non-exclusive, fully paid, royalty- and payment-free license under the Licensee Intellectual Property, to perform its obligations to Licensee under this Agreement and (b) an exclusive, fully paid, royalty- and payment-free license, with the right to sublicense through multiple tiers to any Affiliate of Leads Bio or any other Third Party as set forth in the last sentence in this Section 2.5, under the Licensee Intellectual Property, to Exploit (except to Manufacture and conduct Global Studies) the Compounds and Licensed Products in the Leads Bio Territory. Each of the licenses under clause (a) and (b) of this Section 2.5 are sublicensable through multiple tiers subject to the terms of this Agreement, including Section 2.6, and any applicable Licensee Third Party IP Agreement.

2.6 Sublicenses, Subcontractors and Related Responsibility. If either Party or any of its Affiliates grants a Sublicense (in the case of Licensee) or a sublicense under the license in Section 2.5 (in the case of Leads Bio) to any Third Party, then the sublicensing Party will provide the other Party with a copy of each such sublicense agreement and any amendment thereto within [***] after execution thereof (which copy may be redacted of any information that is not necessary for the receiving Party to confirm or verify the sublicensing Party’s compliance with this Agreement). Any Sublicense (in the case of Licensee) or a sublicense under the license in Section 2.5 (in the case of Leads Bio) granted, directly or indirectly, under this Agreement will be (a) in writing and (b) consistent with, the terms and conditions of this Agreement. Without limiting the foregoing, each Party will require that any agreement with any of its Subcontractors, Sublicensees (in the case of Licensee) and (sub)licensees (in the case of Leads Bio) under this Agreement: (i) includes confidentiality and non-use, non-disclosure, and maintenance provisions that are at least as restrictive to those set forth in Article 10; (ii) includes a requirement for the Sublicensee or

(sub)licensee, as applicable, to maintain Development, Commercialization and financial records such that such Party can comply with its obligations under this Agreement; (iii) permits the other Party to receive results from audits of the Sublicensee or (sub)licensee, as applicable, by such Party or such Party’s designee to help satisfy the other Party’s right to audit the other Party under this Agreement; and (iv) requires any arising Know-How and Patent Rights that are created or conceived by such Third Party in the performance of such agreement be presently assigned or otherwise Controlled to such Party for proper allocation in accordance with this Agreement subject to customary provisions in such subcontracts that provide for the Sublicensee or Subcontractor of a Party to solely own intellectual property that is solely an improvement to such Sublicensee’s or Subcontractor’s background technology. Each Party will be responsible for ensuring that the performance by any of its Affiliates and any of its or their Sublicensees (in the case of Licensee) or (sub)licensees (in the case of Leads Bio) hereunder is in accordance with the applicable terms of this Agreement. Each Party will be responsible for any actions of its Affiliates and any of its or their Sublicensees (in the case of Licensee) and (sub)licensees (in the case of Leads Bio) under this Agreement to the same extent as if such actions had been taken by Licensee itself, and each Party will have the right to proceed directly against the other Party without any obligation to first proceed against such Affiliate or Sublicensee or (sub)licensee, as applicable.

2.7 Know-How Transfer. By the later of: (a) [***] after the Effective Date and (b) Leads Bio’s receipt of the Upfront Payment, Leads Bio will provide to Licensee one (1) electronic copy of all tangible embodiments embodying Licensed Know-How Controlled by Leads Bio or any of its Affiliates that are reasonably necessary for Licensee to Exploit Compounds or Licensed Products or used by Leads Bio or its Affiliates to Exploit Compounds or Licensed Products, in each case as of the Effective Date (other than Regulatory Approvals and Regulatory Materials, which is addressed in Section 5.2, or Manufacturing related Licensed Know-How, which is addressed in Section 6.2), including the information set forth in Schedule 1.107 hereto. At Licensee’s request from time to time during the Term, Leads Bio will provide Licensee within [***] of such request, one (1) electronic copy of any tangible embodiments embodying Licensed Know-How that is necessary or useful for the Exploitation of Compounds or Licensed Product at no additional cost to Licensee; provided that Licensee will make such request no more than quarterly. Leads Bio will keep Licensee reasonably informed, including promptly upon Licensee’s request, of the existence of any additional Licensed Know-How that becomes Controlled by Leads Bio after the Effective Date and during the Term.

2.8 Non-Competition.

(a) Non-Competition. During the Term, neither Party nor any of its Affiliates will, directly or indirectly, whether by itself or with, through or in collaboration with any Third Party, whether through license, assignment, joint venture or otherwise (including via any arrangement or series of arrangements with a Third Party), Research, Develop, Manufacture or Commercialize a Competing Product in the Field in the Licensee Territory. For the avoidance of doubt, neither Party’s nor any of its Affiliates’ performance of its obligations to the other Party in relation to Compounds and Licensed Products under this Agreement will be construed to be a violation of the foregoing.

(b) Change of Control of a Party or its Affiliates. Notwithstanding Section 2.8(a), a Party will not be in breach of the restrictions set forth in Section 2.8(a) if such Party or its Affiliates undergoes a Change of Control with a Third Party that (either directly or through any Third Party) Exploits one or more Competing Products prior to or after such Change of Control; provided that (i) such Party notifies the other Party of such Change of Control within five Business Days of such Change of Control occurring, and (ii) such Competing Product is Separated.

(c) Acquired Programs. Notwithstanding Section 2.8(a), if a Party or any of its Affiliates acquires rights to Exploit in any manner a Competing Product as the result of a merger, acquisition, or combination with or of a Third Party other than a Change of Control where such Party or its Affiliate is the acquired entity then such Party or such Affiliate will, within 30 days after the closing of such transaction, notify the other Party in writing of such acquisition and either notify the other Party in writing that: (i) such Party or such Affiliate, as applicable, will Divest its rights to such Competing Product, in which case, within 12 months after the closing of such transaction, such Party or such Affiliate, as applicable, will Divest such Competing Product; or (ii) it is ceasing all Exploitation with respect to such Competing Product, in which case, within 30 days after such other Party’s receipt of such notice, such Party or such Affiliate, as applicable, will cease all such activities. Prior to the time of Divestiture pursuant to clause (i) above or the termination of activities pursuant to clause (ii) above, as applicable, the acquiring Party or its Affiliate, as applicable, will Separate the Competing Product.

2.9 Assignment. Without the prior written consent of Leads Bio (not to be unreasonably withheld, delayed or conditioned), Licensee will not assign (including by novation but for clarity, excluding sublicensing or subcontracting) its rights or obligations under this Agreement, in whole or in part, to any Third Party that is not a Qualified Assignee if such assignment does not include all or substantially all of Licensee’s rights under the Licensed Intellectual Property and this Agreement with respect to at least one (1) Major Market.

2.10 Existing Third Party IP Agreements.

(a) Leads Bio will be solely responsible for, and will satisfy, all financial obligations, including royalties, due to any Third Party under the Existing Leads Bio Third Party Agreements or the [***] Agreement. The Parties acknowledge that the cell line currently used by Leads Bio for the Manufacture of the Compound is licensed by Leads Bio from [***] (“[***]”) under the Non-Exclusive Biological Material License Agreement by and between [***] and Leads Bio, dated [***] (the “[***] Agreement”) and is not an Existing Leads Bio Third Party Agreement as of the Effective Date. Licensee will have no obligation to pay or reimburse any amounts owed by Leads Bio under the [***] Agreement and Licensee will be responsible for obtaining its own license to [***]. Notwithstanding anything to the contrary in this Agreement, no rights or licenses to any Patent Rights or Know-How Controlled by Leads Bio or any of its Affiliates under the [***] Agreement are granted to Licensee under this Agreement.

(b) During the Term, in the event that Licensee or any of its Affiliates (i) desires to use in the Exploitation of any Compounds or the Licensed Products any Know-How or Patent Rights owned by a Third Party not included in Licensee Intellectual Property but is reasonably useful, but not necessary, to Exploit the Compounds or the Licensed

Products in the Licensee Territory or the Leads Bio Territory that Licensee or any of its Affiliates has a license to, or (ii) has a license to any Know-How or Patent Rights not included in Licensee Intellectual Property that is necessary to Exploit the Compounds or the Licensed Products in the Licensee Territory or the Leads Bio Territory, in each case, under an agreement that Licensee or any of its Affiliates has with a Third Party as of the Effective Date (a “Proposed Existing Licensee Third Party IP Agreement”), then, if and to the extent Licensee or its Affiliates Control such Know-How or Patent Rights, Licensee will deliver a written notice to Leads Bio that includes a description of such Know-How or Patent Rights and such Proposed Existing Licensee Third Party IP Agreement, which may be redacted to the extent not necessary for Leads Bio to understand the terms with which it would need to comply in order to receive a sublicense thereunder, including any payments that Licensee would be obligated to pay in connection with the grant, maintenance, or exercise of a license or sublicense thereunder (as applicable) to Leads Bio and its Affiliates. Leads Bio will have [***] to indicate as to whether it would like a sublicense under such Proposed Existing Licensee Third Party IP Agreement and agrees to (1) comply with the applicable terms and conditions of such Proposed Existing Licensee Third Party IP Agreement; and (2) pay [***]. If Leads Bio provides a written acceptance of such obligations within such [***] period, such Proposed Existing Licensee Third Party IP Agreement will become an Existing Licensee Third Party IP Agreement, Leads Bio will be responsible for paying [***]. If Leads Bio fails to so notify provide such acceptance to Licensee within the applicable [***] period or informs Licensee of its intention not to receive a (sub)license under a Proposed Existing Licensee Third Party IP Agreement, then Leads Bio and its Affiliates will have no rights or obligations with respect to such Proposed Existing Licensee Third Party IP Agreement. If Licensee and its Affiliates do not Control the applicable Third Party Know-How or Patent Rights under clause (ii) of this Section 2.10(b) in a manner that permits Licensee to grant a license or sublicense as contemplated under Section 2.5, following Licensee becoming aware that such Third Party Know-How or Patent Rights are reasonably necessary to Exploit the Compounds or the Licensed Products in the Leads Bio Territory, Licensee and its Affiliates will not take any action that prevents Leads Bio or any of its Affiliates from independently obtaining a license and rights under such Third Party Know-How or Patent Rights to Exploit the Compounds or the Licensed Products in the Leads Bio Territory from the relevant Third Party. If Leads Bio and its Affiliates are not otherwise able to obtain a license and rights to the applicable Third Party Know-How or Patent Rights under clause (ii) of this Section 2.10(b) from any Third Party or pursuant to a license or sublicense from Licensee or any of its Affiliates that is commensurate in scope to the license granted to Leads Bio under Section 2.5, mutatis mutandis with respect to Leads Bio’s Exploitation of the Licensed Products in the Leads Bio Territory, the Parties will discuss and attempt to in good faith find a solution and Licensee and its Affiliates will use commercially reasonable efforts to cooperate with Leads Bio and its Affiliates in obtaining such license and rights; provided that Licensee and its Affiliates will have no obligation to amend a Proposed Existing Licensee Third Party IP Agreement or propose an amendment to such.

2.11 Future Third Party IP Agreements. During the Term, in the event that either Party or any of its Affiliates desires to enter into an agreement to obtain rights under any Know-How or Patent Rights from a Third Party (whether by acquisition or license) that may be necessary or reasonably useful to Exploit the Compounds or the Licensed Products in the Licensee Territory or the Leads

Bio Territory (a “Proposed Future Third Party IP Agreement”), such Party or its Affiliate will use commercially reasonable efforts to Control such Know-How or Patent Rights for purposes of granting a license to the other Party under this Agreement. Within [***] of the later of (i) execution of a Proposed Future Third Party IP Agreement by a Party or its Affiliate and (ii) a Party or its Affiliate’s determination to use Know-How or Patent Rights granted under a Proposed Future Third Party IP Agreement in the Exploitation of any Compounds or the Licensed Products any Know-How or Patent Rights, then, if such Party or its Affiliates Control such Know-How or Patent Rights, such Party will deliver a written notice to the other Party that includes a description of such Know-How or Patent Rights and such Proposed Future Third Party IP Agreement, which may be redacted to the extent not necessary for such other Party to understand the terms with which it would need to comply in order to receive a (sub)license thereunder, including any payments that such other Party would be obligated to pay in connection with the grant, maintenance, or exercise of a license or sublicense thereunder (as applicable) to such other Party and its Affiliates. The Party receiving such notice will have [***] to indicate as to whether it would like to receive a (sub)license under such Proposed Future Third Party IP Agreement and whether it agrees to (1) comply with the applicable terms and conditions of such Proposed Future Third Party IP Agreement; and (2) pay all amounts that the contracting Party would be obligated to pay in connection with the grant, maintenance and exercise of a sublicense as reasonably allocable to such Party for use in the Exploitation of the Compounds and Licensed Products in such Party’s territory. If a Party provides a written acceptance of such obligations within such [***] period, such Proposed Future Third Party IP Agreement will become a Future Third Party IP Agreement, such Party will be responsible for paying all amounts that the contracting Party would be obligated to pay in connection with the grant, maintenance and exercise of a sublicense as reasonably allocable to such Party for use in the Exploitation of Compounds and Licensed Products in such Party’s territory. Any payments made by Licensee as a result of accepting a (sub)license under a Future Leads Bio Third Party IP Agreement that are eligible for Licensee’s royalty reduction under Section 8.7(b) will be eligible for Licensee’s royalty reduction under Section 8.7(b). If a Party fails to provide such acceptance to the notifying Party within the applicable [***] period or informs the notifying Party of its intention not to receive a (sub)license under a Proposed Future Third Party IP Agreement, then such Party and its Affiliates will have no rights or obligations with respect to such Proposed Future Third Party IP Agreement.

Article 3
GOVERNANCE

3.1 Joint Steering Committee. Within thirty (30) days following the Effective Date, the Parties will establish a joint steering committee comprised of an equal number of representatives from each Party to plan, coordinate, monitor and oversee the Parties’ activities in the Licensee Territory and Leads Bio Territory and facilitate information exchange between the Parties under this Agreement. The joint steering committee will in particular:

3.2 review and discuss the global strategy for the Development, Manufacture and Commercialization of the Licensed Products;

3.3 review and discuss Development activities in a Party’s Territory that will materially deviate from its then-current Development Plan (e.g., changes to the Indication such Party would pursue,

the Clinical Trial design or protocol) and any proposed amendments or revisions to the Development Plan(s);

3.4 review and discuss any study protocols relating to the Development Plan(s) (and any amendments thereto);

3.5 review, discuss and serve as a forum for the sharing of information between the Parties regarding the operation of any Development, Manufacturing or Commercialization activities by the Parties;

3.6 review and discuss any proposed Global Study;

3.7 review and discuss any exercise by Licensee or its Affiliates or Sublicensees of the license set forth in Section 2.1(b);

3.8 review and discuss supply chain and CMC matters related to the Compounds or Licensed Products;

3.9 review and discuss the Commercialization of the Licensed Products in the Field and branding strategies with a goal of consistent global marketing of the Licensed Products;

3.10 review and discuss Commercialization Plans in compliance with Applicable Law (including antitrust and competition laws); and

3.11 perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

3.12 Patent Working Group. Without limiting the generality of the foregoing, no later than thirty (30) days after the Effective Date, the JSC will establish a working group to coordinate on intellectual property matters (the “Patent Working Group”) comprised of an equal number of representatives from each Party. The Patent Working Group will not be considered a subcommittee of the JSC. The Patent Working Group will provide a forum for discussion of [***]The JSC will determine the desired membership of the Patent Working Group and once formed, the members of the Patent Working Group will determine the time, place and procedure of meetings.

3.13 Composition. The JSC will be composed of three (3) representatives from each Party (or such other lesser equal number of representatives of each of Licensee and Leads Bio as the JSC may determine), and each Party will notify the other Party of its initial JSC representatives within thirty (30) days after the Effective Date. Each Party will designate a representative to be the co-chairperson of the JSC, who will schedule meetings, prepare meeting agenda and meeting minutes and follow up on action items. These responsibilities will alternate between the Parties or each co-chairperson, as applicable, with Leads Bio’s co-chairperson taking the responsibility for the first meeting of the JSC. Each Party may change its representatives to the JSC from time to time in its sole discretion, effective upon notice to the other Party of such change. Each Party’s representatives in the JSC will possess appropriate experience with respect to the issues falling within the functions of the JSC and requisite seniority within such Party’s organization.

3.14 Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend a meeting of the JSC (in a non-voting capacity) in the event that the planned agenda for the JSC meeting would require such participants’ expertise; provided that if either Party intends to have any Third Party other than a consultant attend such a meeting, such Party will provide prior written notice to the other Party and will obtain approval from such other Party for such Third Party to attend (such approval not to be unreasonably withheld, delayed or conditioned), and in all cases (including Third Party consultants), such Party will ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

3.15 Limitations on Authority. The JSC will serve as a forum for discussion and alignment, but will not have any decision-making authority (including, without limitation, any authority to amend this Agreement or to override either Party’s decision-making authority with respect to matters within its respective areas of responsibility). The JSC will have only such powers as are expressly assigned to it in this Agreement, and such powers will be subject to the terms and conditions of this Agreement.

3.16 Meetings. The JSC will hold a meeting every [***] or as mutually otherwise agreed by the Parties. Such meetings may be in person, via videoconference, or via teleconference. The location of in-person meetings will be determined by the Parties. At least [***] prior to each JSC meeting, each Party will provide written notice to the other Party of agenda items proposed by such Party for discussion at such meeting, together with appropriate information related thereto. Reasonably detailed written minutes will be kept for all JSC meetings. Meeting minutes will be prepared on an alternating basis and sent to each member of the JSC for review and approval within [***] after the meeting. Minutes will be deemed approved unless a member of the JSC objects to the accuracy of such minutes within [***] of receipt.

3.17 Discontinuation of JSC. The JSC will continue to exist until the Parties mutually agree to disband the JSC. Once the JSC is disbanded, the JSC will have no further obligations under this Agreement and, thereafter, the Alliance Managers will be the points of contact for the exchange of information under this Agreement.

3.18 Alliance Managers. Each Party will appoint an individual, who is an employee of such Party, to act as its alliance manager under this Agreement within [***] after the Effective Date (the “Alliance Manager”). The Alliance Managers will: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; (c) facilitate the prompt resolution of any disputes; and (d) attend JSC meetings. Alliance Managers may also serve as a Party’s representative on the JSC but is not required to so serve. An Alliance Manager may also bring any matter to the attention of the JSC, if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

Article 4
DEVELOPMENT

4.1 Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Licensee (itself and through its Affiliates and their respective Sublicensees) will have the sole right, at its own expense, to Develop the Licensed Products in the Field in the Licensee Territory. Without limiting the generality of the foregoing, Licensee will use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for [***] Licensed Product in the United States and [***] additional Major Markets in [***] Indication. Without limiting the foregoing, Licensee will Initiate a Phase I Clinical Trial, Phase II Clinical Trial, or Registrational Clinical Trial for a Licensed Product in the Licensee Territory within [***], and any failure to achieve the foregoing will give rise to Leads Bio’s ability to terminate this Agreement pursuant to Section 13.2(b); provided that, if any delay was caused (a) by events outside the reasonable control of Licensee, (b) a reasonable response by Licensee to a safety, efficacy or other issue related to the Phase I Clinical Trial conducted by or on behalf of Leads Bio or due to a reasonable reaction to guidance or a request from a Regulatory Authority, including a Force Majeure Event, in each case of (a) and (b), where such events have not been overcome, removed, or mitigated despite Licensee’s use of Commercially Reasonable Efforts to remove or mitigate such events, then Licensee’s failure to achieve the foregoing will not give rise to Leads Bio’s ability to terminate this Agreement pursuant to Section 13.2(b) solely for the period that such events persists. Licensee will provide Leads Bio with notice pursuant to Section 16.10 of any such event or reaction causing a delay and use Commercially Reasonable Efforts to overcome, remove, or mitigate the delay.

4.2 Development Plan.

(a) Licensee Development Plan. Licensee will prepare, and submit for JSC’s review, an initial development plan in the Licensee Territory, which sets forth a high-level scope, timeline and responsibilities of the Development activities (including any Clinical Trials) to be conducted by or on behalf of Licensee independently in order to obtain Regulatory Approvals for the Licensed Products in the Licensee Territory (such plan submitted by Licensee to the JSC, as may be updated from time to time in accordance with this Agreement, the “Licensee Development Plan”). Such Licensee Development Plan may be updated from time to time by Licensee through submission of such updated Licensee Development Plan to the JSC. Licensee will reasonably endeavor to discuss amendments to the Licensee Development Plan at the JSC prior to submitting an updated Licensee Development Plan but in any event, promptly thereafter.

(b) Leads Bio Development Plan. Leads Bio will prepare, and submit for JSC’s review, an initial development plan in the Leads Bio Territory, which sets forth the scope, timeline and responsibilities of the Development activities (including any Clinical Trials) to be conducted by or on behalf of Leads Bio independently in order to obtain Regulatory Approvals for the Licensed Products in the Leads Bio Territory (such plan submitted by Leads Bio to the JSC, as may be updated from time to time in accordance with this Agreement, the “Leads Bio Development Plan”, collectively with the “Licensee Development Plan”, each a “Development Plan”). Such Leads Bio Development Plan may be updated from time to time by Licensee through submission of such updated Leads

Bio Development Plan to the JSC. Leads Bio will reasonably endeavor to discuss amendments to the Leads Bio Development Plan at the JSC prior to submitting an updated Leads Bio Development Plan but in any event, promptly thereafter.

(c) Amendment to the Development Plans. From time to time as appropriate, each Party may, in its discretion, submit written amendments to its then-current Development Plan for JSC’s review and discussion, including to (i) provide additional information regarding the scope, timeline and responsibilities of the Development activities to be conducted by of on behalf of such Party in its territory, or (ii) to take into account completion, commencement, or cessation of activities contemplated in its then-current Development Plan or any newly available information related to the Development of the Compounds and Licensed Products. Without limiting the generality of the foregoing, if either Party reasonably determines that its conduct of further Development activities in its Territory will materially deviate from its then-current Development Plan (e.g., changes to the Indication such Party would pursue, the Clinical Trial design or protocol), then such Party will discuss such Development activities at the regularly scheduled meeting(s) of the JSC.

(d) Global Study. Leads Bio will have the right, but not the obligation, to participate in any Global Study Licensee plans to conduct, subject to the terms set forth below in Section 4.2(e).

(e) Global Development Plan. Licensee will prepare, and submit to JSC’s review, an initial development plan for a proposed Global Study, which sets forth the scope, design, protocol, Indication and budget of such Global Study, including an allocation of responsibilities between the Parties with respect to the conduct of such Global Study (each such plan submitted by Licensee to the JSC as may be updated from time to time in accordance with this Agreement, a “Global Development Plan”). For clarity, a Global Development Plan may be prepared, submitted to JSC’s review and updated as part of the Licensee Development Plan in Licensee’s discretion. The Parties will review and discuss the Global Development Plan through the JSC. Leads Bio may elect to participate in a Global Study by providing written notice (such notice, a “Participation Notice”) to Licensee within a reasonable period, but no later than [***], after the submission of the Global Development Plan for such Global Study to the JSC (each such Global Study that Leads Bio elects to participate in accordance with the foregoing, a “Shared Study”). If Leads Bio does not elect to participate in a Global Study within such [***] period, (i) Licensee will have the ability to open clinical sites in Leads Bio Territory as part of a Global Study to support Regulatory Approval for the Licensed Product in the Licensee Territory, provided any Development activities of Licensee in Leads Bio Territory will be discussed at the JSC and (ii) such Global Study will not become a Shared Study unless and until Leads Bio pays Licensee [***]([***]) of all Local Development Costs for such Global Study, upon which payment such Global Study will become a Shared Study. Licensee will not conduct any Clinical Trial that is not part of a Global Study in Leads Bio Territory without Leads Bio’s prior written consent.

(f) Shared Study. On a Shared Study-by-Shared Study basis, Leads Bio will be responsible for enrolling [***] (“Minimum Patient Number”), unless otherwise agreed by the Parties. If Licensee specifically requests and the Parties agree that Leads Bio will be responsible for additional enrollment of patients in Leads Bio Territory beyond the Minimum Patient Number, then Licensee will be responsible for all additional costs (including Shared Study costs incurred by Leads Bio, including the cost of study material for such additional patients) associated with such additional enrollment. Further, Leads Bio will be responsible for (1) a percentage of the total Central Development Costs of the applicable Shared Study equal to [***], and (2) except for costs incurred due to Licensee’s request that Leads Bio enroll additional patients as described above, [***] ([***]) of all Shared Study costs (for clarity, excluding any Central Development Costs) incurred by or on behalf of a Party, its Affiliates or Sublicensees (in case of Licensee) or (sub)licensees (in case of Leads Bio) in conducting the portion of the Shared Study in the Leads Bio Territory, including the cost of study material used for the Shared Study in the Leads Bio Territory (such costs for which Leads Bio will be responsible pursuant to the foregoing (1) and (2), collectively, “Local Development Costs”); provided that, subject to the terms of this Agreement, Leads Bio will have the right to engage its own Subcontractors to conduct the portion of the Shared Study in the Leads Bio Territory and related activities, with JSC oversight and prior consent of Licensee (not to be unreasonably withheld, delayed, or conditioned).

(g) Decision Making. As between the Parties, (i) Licensee will have the sole right to conduct and, after discussion with the JSC, sole decision-making authority over Exploitation of the Compounds and Licensed Products in the Field in the Licensee Territory, including over Global Studies that are not Shared Studies, (ii) Leads Bio will have the sole right to conduct (except with respect to Manufacturing, Global Studies and the exclusive license granted to Licensee as set forth in Section 2.1(b)) and, after discussion with the JSC, sole decision-making authority over Exploitation of the Compounds and Licensed Products in the Leads Bio Territory, and (iii) notwithstanding the foregoing in clause (ii), Licensee will, after discussion with the JSC, have sole decision-making authority over all matters with respect to a Shared Study, including the costs and budgets therefor; provided that, with respect to each of foregoing clauses (i)-(iii), (A) neither Party may make any decision in the exercise of its decision-making authority that will reasonably be expected to cause a material adverse effect on the Exploitation of the Compounds or Licensed Products in the Licensee Territory (with respect to Leads Bio) or in the Leads Bio Territory (with respect to Licensee), and (B) Licensee will not exercise its final decision making authority in a manner that will increase Leads Bio’s financial obligations by more than [***] ([***]) or materially increase operational obligations without Leads Bio’s written consent.

(h) Development Records. Each Party will maintain or cause to be maintained complete, current and accurate records of all activities conducted by or on behalf of it pursuant to the Development Plan(s) or Global Development Plan(s), and all Know-How and other information resulting from such activities. Such records will fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party will, and will ensure that its Affiliates and its and their (sub)licensees/Sublicensees will, document all non-clinical studies and Clinical Trials in formal written study records in accordance with all Applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP. To the extent permitted by the Applicable Laws and subject to Section 5.6(c), each Party will have the right to review and copy such records of the other Party (to the extent such records do not relate to any Additional Active or other proprietary compound or product Controlled by such other Party or any of its Affiliates that is not a Compound or Licensed Product) at reasonable times and to obtain access to review the original to the extent necessary or useful for regulatory, patent or other reasonable purposes for the purpose of fulfilling its obligations under this Agreement, obtaining or maintaining a Regulatory Approval, complying with such Party’s legal or regulatory obligations, or complying with Applicable Law or applicable Regulatory Authority in such Party’s Territory, upon reasonable notice to such other Party and at a time and location mutually acceptable to the Parties.

4.3 Development Reports. Each Party will keep the other Party reasonably and timely informed of the progress and results of its and its Affiliates’ and Sublicensees’ work under the Development Plan(s) or Global Development Plan(s) through the JSC (including reporting of available pre-clinical and clinical Data at the JSC). Without limiting the generality of the foregoing, each Party will provide the other Party with a written report no later than [***] after the end of each Calendar Year setting forth a summary of the Development activities performed during such Calendar Year and the results thereof. Such reports prepared by Licensee will be provided at a level of detail reasonably sufficient to enable Leads Bio to determine Licensee’s compliance with its diligence obligations under Section 4.1. At each JSC meeting, the Parties will discuss the status, progress and results of the Development activities conducted by the Parties pursuant to this Agreement.

Article 5
REGULATORY

5.1 Overview of Conduct of Regulatory Activities. As between the Parties, Licensee (itself and through its Affiliates and Sublicensees, as applicable) will have the sole right, at (as between the Parties) its cost and expense, for all regulatory activities (including the preparation, obtaining and maintaining of all Regulatory Approvals and Regulatory Materials) with respect to the Compounds and Licensed Products in the Licensee Territory. Licensee will be the holder of all Regulatory Approvals and Regulatory Materials for the Compounds and Licensed Products in the Licensee Territory.

5.2 Ownership of Existing Regulatory Approvals and Regulatory Materials. Promptly following the Effective Date, Leads Bio will transfer and assign, or will cause the transfer or assignment, to Licensee or its designee’s, or any of its Affiliates’, entire right, title, and interest in and to all Regulatory Approvals, if any, and other Regulatory Materials, with respect to the Compounds and Licensed Products in the Licensee Territory that are Controlled and possessed by Leads Bio or any of its Affiliates, unless the Parties agree otherwise. Prior to the completion of such transfer and assignment, Leads Bio will maintain or cause to be maintained using its current agent (or another agent designated by Licensee) all such Regulatory Materials in its name in accordance with Applicable Laws and will consult with Licensee with respect thereto, in each case subject to Licensee’s final decision-making authority.

5.3 Regulatory Materials. Each Party will notify the other Party of any material Regulatory Materials for the Licensed Product and any other material documents, comments or other correspondences related thereto submitted to or received from any Regulatory Authority in the Leads Bio Territory (with respect to Leads Bio as the notifying Party) and in the Major Markets (with respect to Licensee as the notifying Party) and will provide the other Party with copies thereof as soon as reasonably practicable, but in all events within [***] after submission or receipt thereof. Notwithstanding anything to the contrary in this Agreement, subject to the decision making as set forth in Section 4.2(g), to the extent that a Party, its Affiliate, (sub)licensee or their respective designee is required to submit any Regulatory Materials, including clinical trial submissions, to, or otherwise correspond with a Regulatory Authority in the Leads Bio Territory related to a Global Study, any such Regulatory Materials or correspondence will be submitted for review and comment to the other Party in advance, and the submitting Party will consider the non-submitting Party’s comments in good faith.

5.4 HGR, CBDT and Other Approvals.

(a) Leads Bio will make, or cause to be made, any applicable HGR Filings, CBDT Filings or other filings and use commercially reasonable efforts to obtain, or cause to be obtained, any HGR Approvals, CBDT Approvals or other approvals, in each case, in the forms agreeable to Licensee, as may be required for, or as Licensee may request to facilitate, the transfer to or use by Licensee (or its designees), within or outside the Leads Bio Territory, of any Data with respect to any Compound or Licensed Product as contemplated hereunder. Leads Bio will provide a copy of the submission to Licensee reasonably in advance of submission to the applicable Governmental Authority, and will incorporate any reasonable comments received from Licensee. Licensee will provide all assistance and cooperation as Leads Bio may reasonably request in connection with the foregoing. Leads Bio will ensure the informed consent obtained from each subject enrolled in a Clinical Trial of a Compound or Licensed Product conducted following the Effective Date by or on behalf of it or its Affiliates of (sub)licensees, as required under applicable Data Protection Laws, expressly names Licensee (or its designee(s) that Licensee notifies Leads Bio in writing prior to the informed consent form being approved by the respective ethics committee(s) at each site) as the recipient(s) of Data generated from such Clinical Trial and such informed consent form is approved by respective ethics committee(s) at each site. For clarity, as of the Effective Date the Parties do not anticipate that any Human Materials will be transferred under this Agreement.

(b) Licensee will use commercially reasonable efforts to obtain, or cause to be obtained any approvals, filings or consents as may be required for or as Leads Bio may request to facilitate the transfer to or use by Leads Bio of any Data with respect to any Compound or Licensed Product as contemplated hereunder. Leads Bio will provide all assistance and cooperation as Licensee may reasonably request in connection with the foregoing.

5.5 Notice of Meetings and Regulatory Actions. Each Party will provide the other Party with notice of any material meeting or discussion with any Regulatory Authority in a Major Market (with respect to Licensee) or the Leads Bio Territory (with respect to Leads Bio) related to any Compound or Licensed Product, when possible, no later than [***] after receiving notice thereof. At the notifying Party’s request, the other Party will reasonably cooperate with the notifying Party in preparing for any such meeting or discussion. The notifying Party will provide to the other Party a written summary of such meeting or discussion promptly following the issuance or approval of the corresponding official minutes by the applicable Regulatory Authority. If any Regulatory Authority takes, or gives notice of its intent to take, any regulatory action with respect to any Licensed Product, then such Party will notify the other Party of such action, to the extent practicable, within two Business Days after receipt of such notice (or, if action is taken without notice, within two Business Days of such Party becoming aware of such action).

5.6 Data Access; Right of Reference; Access to Regulatory Materials.

(a) Subject to Section 5.6(c), each Party hereby grants to the other Party a non-exclusive, perpetual, fully paid-up, royalty-free license to receive and use the clinical Data generated by or on behalf of such Party or its Affiliates or Sublicensees with respect to the Compounds and Licensed Products during the Term, solely for the purpose of Exploiting the Licensed Products in such other Party’s Territory, provided that, without limiting Leads Bio’s obligations and covenants set forth in Section 5.4 and Section 11.2(x), such license grant and such Party’s obligations to transfer such Data to the other Party will be subject to applicable Data Protection Laws and Section 5.9.

(b) Without limiting Leads Bio’s obligations and covenants set forth in Section 5.4 and Section 11.2(x) and subject to applicable Data Protection Laws and Section 5.6(c) and Section 5.9, each Party will, and does hereby, grant to the other Party a right of reference to all regulatory filings for the Compounds and Licensed Products, including all applications for Regulatory Approval, in such first Party’s Territory, to the extent such filings (i) do not relate to any Additional Active or other proprietary compound or product Controlled by such first Party or any of its Affiliates that is not a Compound or Licensed Product and (ii) are necessary or useful for the Exploitation of a Compound or Licensed Product in such other Party’s Territory, solely for use in regulatory filings for the Compounds and Licensed Products, including applications for Regulatory Approval of a Licensed Product, in such other Party’s Territory. If requested by the other Party, such first Party will, and will cause its Affiliates and Sublicensees (in case of Licensee) or (sub)licensees (in case of Leads Bio) to, provide a signed statement to this effect in accordance with applicable laws for submission to the applicable Governmental Authorities. Without limiting Leads Bio’s obligations and covenants set forth in Section 5.4 and Section 11.2(x) and subject to applicable Data Protection Laws and Section 5.9, each Party will (and will require its Affiliates and Sublicensees to) provide to or secure for the other Party such reasonably sufficient access to any and all Data relating to the Compounds and Licensed Products, as may be necessary or useful for such other Party to seek, obtain and maintain Regulatory Approvals for the Compounds and Licensed Products in such other Party’s Territory, at no additional cost to the requesting Party.

(c) Notwithstanding anything to the contrary herein, with respect to any Global Study that is not a Shared Study, Leads Bio will not have the right to use or incorporate any clinical Data or Regulatory Materials generated from such Global Study that is not a Shared Study for the purpose of any Regulatory Materials made to or conducted with any Regulatory Authority in the Leads Bio Territory; provided that Leads Bio will have the option, at its sole election, to convert such Global Study into a Shared Study and then use or incorporate such clinical Data or Regulatory Materials as set forth in the immediately following sentence (“Data Use Option”), and provided, further, that without limiting the above, Leads Bio will solely have the right to use any such clinical Data or Regulatory Materials to the extent required to comply with its legal or regulatory obligations or Applicable Laws, or requirements imposed by applicable Regulatory Authority in the Leads Bio Territory, including to report safety-related information to applicable Regulatory Authorities in the Leads Bio Territory. Leads Bio may exercise the Data Use Option with respect to such Global Study by delivering a written notice to Licensee, and in connection with the exercise of the Data Use Option, Leads Bio will reimburse Licensee for [***]([***]) of all Local Development Costs for such Global Study, upon which reimbursement such Global Study will become a Shared Study as set forth in Section 4.2(e). For the avoidance of doubt, if the Data Use Option is not exercised, Leads Bio will solely have access to the applicable clinical Data or Regulatory Materials solely as and if required to elect whether to exercise the Data Use Option or otherwise permitted under this Section 5.6(c) and may not otherwise transfer such Data or Regulatory Materials to any Affiliate or Third Party.

5.7 Pharmacovigilance. Prior to the start of participant enrollment into the first Clinical Trial of which Licensee or its applicable Affiliate acts as the sponsor in the Licensee Territory, the Parties will enter into a pharmacovigilance agreement regarding the Compounds and Licensed Products (the “Pharmacovigilance Agreement”), which will set forth standard operating procedures governing the collection, investigation, reporting, and exchange of safety information sufficient to permit each Party to comply with its regulatory and other legal obligations within the applicable timeframes. In the event of any inconsistency between the terms of this Agreement and the Pharmacovigilance Agreement, the terms of this Agreement will prevail and govern, except to the extent such conflicting terms relate directly to the pharmacovigilance responsibilities of the Parties (including the exchange of safety data), in which case the terms of the Pharmacovigilance Agreement will prevail and govern. Licensee will be responsible at its sole cost for establishing and managing the global safety database for the Licensed Products. Licensee will provide data access and a copy of applicable safety information to Leads Bio or its designee as set forth in the Pharmacovigilance Agreement.

5.8 Remedial Actions. Each Party will notify the other within [***], and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product is reasonably likely to be subject to any recall, corrective action or other regulatory action in the Licensee Territory or Leads Bio Territory by any Governmental Authority or Regulatory Authority (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. The Parties will collaborate in good faith and endeavor to reach an agreement on Remedial Action related decisions but each Party will have the right to make a final determination as to whether to voluntarily implement any recall, market suspension or market withdrawal of, or take any other Remedial Action with respect to, the Compounds or Licensed Products in its Territory. The costs and expenses of any Remedial Action in the Licensee Territory will be borne solely by Licensee, except in the event it is related to negligent Manufacturing by or on behalf of Leads Bio, its Affiliates or its or their (sub)licensees, in which case Leads Bio will bear such costs and expenses. The costs and expenses of any Remedial Action in the Leads Bio Territory will be borne solely by

Leads Bio, except in the event it is related to negligent Manufacturing by or on behalf of Licensee, its Affiliates or its or their Sublicensees or relates to a Development activity being conducted by or on behalf of Licensee, its Affiliates or its or their Sublicensees in the Leads Bio Territory for a Global Study that is not a Shared Study, in which case Licensee will bear such costs and expenses.

5.9 Data Security Program. Notwithstanding any other term or condition of this Agreement, neither Licensee nor any of its Affiliates or Sublicensees will have any obligation under this Agreement to transfer or provide access to any “government-related data” or “U.S. sensitive personal data” or “human biospecimens”, as defined in the Data Security Program, unless such transfer or provision of access is, as reasonably determined by Licensee (as advised by its external counsel), (a) exempt under 28 C.F.R. § 202.510 of the Data Security Program or (b) if with a foreign person non-covered person (as such terms are defined in the Data Security Program), compliant with the onward transfer requirements under 28 C.F.R. § 202.302 of the Data Security Program. Leads Bio will provide all assistance and cooperation as Licensee may reasonably request, including designation as Licensee’s data protection representative, to enable Licensee to comply with Licensee’s obligations under the Data Security Program.

Article 6
MANUFACTURE & SUPPLY

6.1 Overview of Manufacturing Activities. Subject to the terms and conditions of Article 3, this Article 6 and the oversight of the JSC, Licensee will have the sole right (itself and through its Affiliates and Sublicensees or contractors, as applicable) to and sole control over, and sole decision-making authority with respect to, the Manufacturing and supply of the Compounds and the Licensed Products in the Field in or for the Licensee Territory during the Term.

6.2 Manufacturing Technology Transfer. At Licensee’s election at any time following the Effective Date, but no later than promptly following Licensee’s Initiation of any Phase II Clinical Trial, and subject to Licensee obtaining a separate cell line (sub)license from [***], upon Licensee’s reasonable advance request, Leads Bio will, and will cause the Third Party contract manufacturing organization(s) engaged by it to Manufacture the Compound(s) or Licensed Product(s) (each, a “CMO”) to transfer the Licensed Know-How that is necessary or reasonably useful for the Manufacture of the Compounds and Licensed Products to Licensee or its designee(s) in accordance with a manufacturing technology transfer plan mutually agreed by the Parties, and provide, and cause CMOs to provide, technical assistance to Licensee or its designee(s) in a timely manner to enable Licensee or its designee to Manufacture the Licensed Product, in each case, at Licensee’s reasonable cost (the “Manufacturing Technology Transfer”).

6.3 Initial Clinical Supply. Until completion of the Manufacturing Technology Transfer as set forth in Section 6.2, upon Licensee’s written request, Leads Bio will, by itself or through one or more Leads Bio CMO(s), supply to Licensee the Compounds or the Licensed Products for clinical use, including supplies for Phase II Clinical Trials, at its Fully Burdened Manufacturing Cost; provided that Licensee will be responsible for applicable taxes and all costs associated with shipping or insurance to the extent not already included in the Fully Burdened Manufacturing Cost. The Parties will negotiate in good faith a clinical supply agreement and related quality agreement with such negotiation to be commenced within [***] after the Effective Date and completed no later than [***]after the Effective Date unless mutually agreed by the Parties, which clinical supply agreement will contain customary language regarding supply of the Licensed Products to Licensee. Leads Bio will, and will cause its Affiliates and use Commercially Reasonable Efforts to cause its CMO(s) to allow Licensee, its designees, and any Regulatory Authority (or representatives thereof), during normal business hours and upon reasonable notice, to have access and inspect the facilities where Licensed Products (including any component thereof) are Manufactured for the Licensee Territory, including any relevant books and records; provided that if such permission is not granted, Leads Bio will, and will permit any Regulatory Authority (or representatives thereof) to, access and inspect such CMO’s facilities upon Licensee’s request and ensure that any agreements with such CMOs permit such access and inspection. Leads Bio will inform Licensee promptly of any notices of inspection received by Leads Bio or its Affiliates related to the Manufacture of any Licensed Product (including any component thereof) and will allow and use Commercially Reasonable Efforts to cause its CMOs to allow representatives of Licensee to be present during such inspection, unless prohibited by Applicable Laws. Leads Bio will provide reasonable time to review and comment on any inspection submissions to be made by Leads Bio or its Affiliates, and Leads Bio will incorporate Licensee’s reasonable comments.

6.4 Licensee Manufacturing in Leads Bio Territory. In the event Licensee or any of its Affiliates intends to have one or more Third Parties (other than any Third Party with which Licensee or any of its Affiliates or Sublicensees has a prior or existing agreement or arrangement with respect to Manufacturing in the Leads Bio Territory) Manufacture the commercial drug substance of Licensed Products in the Leads Bio Territory for use, sale or distribution in the Licensee Territory, Licensee will grant, and hereby does grant, to Leads Bio the first right to negotiate an agreement for such rights to Manufacture or have Manufactured the Compounds and Licensed Products in the Leads Bio Territory at a cost-plus markup. Licensee will promptly provide Leads Bio with written notice of such intent. Leads Bio may exercise its right of first negotiation by providing written notice to Licensee within [***] following Leads Bio’s receipt of Licensee’s notice, and for a period of [***] following Leads Bios’ exercise notice, Leads Bio and Licensee will exclusively negotiate in good faith a definitive agreement for such Manufacturing rights on commercially reasonable terms, subject to Leads Bio being able to demonstrate by written evidence and audits (as requested by Licensee) during the [***] exercise period that its facilities have sufficient scale, capacity, and record of compliance with Applicable Laws, including GMP, for such activity and that all required regulatory approvals are in place. If the Parties fail to reach mutual agreement during such [***] negotiation period, Licensee will thereafter be free to Manufacture or have Manufactured the commercial drug substance of Compounds and Licensed Products in the Leads Bio Territory for the Licensee Territory. And, for clarity, if Licensee wishes to use a Subcontractor with which it has a prior or existing agreement or arrangement with respect to Manufacturing in the Leads Bio Territory to Manufacture commercial supply Licensed Product in the Leads Bio Territory for Commercialization in the Licensee Territory, Leads Bio will not have a first right to negotiate under this Section 6.4.

Article 7
COMMERCIALIZATION MATTERS

7.1 Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Licensee (itself and through its Affiliates and Sublicensees, as applicable) will have the sole right to Commercialize the Licensed Products in the Field in the Licensee Territory, including, in its discretion: (i) developing and executing a commercial launch and pre-launch plan, (ii) negotiating with applicable Governmental Authorities regarding the price and reimbursement statuses of the Licensed Products; (iii) marketing, advertising and promotion; (iv) booking sales and distribution and performance of related services; (v) handling all aspects of order processing, invoicing and collection, inventory and receivables; and (vi) providing customer support, and performing other related functions. As between the Parties, Licensee will bear all of the costs and expenses incurred in connection with such Commercialization activities. Licensee will use Commercially Reasonable Efforts to Commercialize one (1) Licensed Product in a Major Market in one Indication for which it has received Regulatory Approval (including Pricing and Reimbursement Approval, if applicable).

7.2 Commercialization Plan. No later than [***] before the anticipated date of the submission of the first MAA for a Licensed Product in such Party’s Territory, each Party will submit to the JSC for review and discussion a written Commercialization plan that includes a high-level summary of promotion and detailing planning, market research plans and assessments and pricing and market access strategies for such Licensed Product in, with respect to the Licensee, the Major Markets in the Licensee Territory and with respect to Leads Bio, the Leads Bio Territory (each, a “Commercialization Plan”). Thereafter, from time to time, but at least once every year, each Party will prepare updates or amendments to its Commercialization Plan and submit such updated or amended plan to the JSC for review and discussion.

7.3 Coordination of Commercialization Activities. The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of a Licensed Product across their Territories. As such, the Parties may coordinate such activities in each Party’s sole discretion where appropriate, including scientific and medical communication and Licensed Product positioning. For clarity, neither Party will conduct any Commercialization of any Licensed Product outside such Party’s Territory without the other Party’s express prior written consent.

7.4 Commercialization Reports. Each Party will update the JSC at each regularly scheduled JSC meeting regarding the Commercialization activities with respect to each Licensed Product in their respective Territory. Each such update will summarize Licensee’s, its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to each Licensed Product in the Licensee Territory.

7.5 Trademarks. Each Party will have the right to brand the Licensed Products in its Territory using trademarks, logos and trade names that it determines appropriate for the Licensed Products (such trademarks, logos, and trade names, the “Product Marks”). Neither Party may use any trademark Controlled by the other Party or its Affiliates (including their corporate names) to brand the Licensed Products without such other Party’s prior written consent. Each Party will own all rights in the Product Marks in its Territory and will register and maintain the Product Marks in its Territory that it determines reasonably necessary. To the extent requested by a Party and commercially practicable, the Parties will cooperate with respect to developing and implementing a global branding strategy, subject to separate discussion and agreement. If the Parties do not agree upon a global branding strategy, then each Party will have the right to brand the Licensed Products in its Territory in a manner that it determines appropriate in its sole discretion.

7.6 Licensed Products Tracking in the Licensee Territory. Each Party will, and will ensure that its Affiliates and Sublicensees (in the case of Licensee) and (sub)licensees (in the case of Leads Bio), maintain adequate records to permit the Parties to trace the distribution, sale, and use of all Licensed Products to hospitals and pharmacies in its Territory.

7.7 No Diversion. Each Party hereby covenants and agrees that during the Term, and except as expressly permitted by this Agreement, it will not (and will cause its Affiliates and Sublicensees (in the case of Licensee), (sub)licensees (in the case of Leads Bio)and Subcontractors not to), either itself or through a Third Party, develop, use, market, promote, import, export, sell or actively offer for sale the Licensed Products in the other Party’s Territory. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement and as mutually agreed by the Parties, each Party will not (a) engage in any advertising activities relating to the Licensed Products directed primarily to customers in the other Party’s Territory, or (b) actively or intentionally solicit orders from any prospective purchaser located in the other Party’s Territory. To the extent permitted by Applicable Laws, including applicable antitrust laws, if a Party receives any order for Licensed Products from a prospective purchaser located in a country or jurisdiction in the other Party’s Territory, such Party will immediately refer that order to the other Party and will not accept any such order or deliver or tender (or cause to be delivered or tendered) the Licensed Products under such order. If a Party should reasonably know that a customer or distributor is actively engaged itself or through a Third Party in the sale or distribution of the Licensed Products in the other Party’s Territory, then such first Party will (i) within [***] of gaining knowledge of such activities, notify the other Party regarding such activities and provide all information available to such Party that the other Party may reasonably request concerning such activities subject to Applicable Law and confidentiality and non-use obligations and (ii) use commercially reasonable efforts necessary to limit such sale or distribution in the other Party’s Territory, unless otherwise agreed in writing by the Parties.

Article 8
FINANCIAL TERMS

8.1 Upfront Payment and Near Term Payment. In partial consideration of Leads Bio’s granting of the licenses and rights to Licensee hereunder, Licensee will make (a) a one-time, non‑refundable, non‑creditable payment to Leads Bio of twenty million U.S. Dollars (US$20,000,000) (the “Upfront Payment”) within [***] after the Effective Date, and (b) a one-time, non‑refundable, non‑creditable payment to Leads Bio of five million U.S. Dollars (US$5,000,000) (the “Near Term Payment”) within [***] after the Effective Date.

8.2 Equity Grant.

(a) The development milestone payment set forth in Section 8.3 for Development Milestone Event No. 2 may be paid by Licensee in cash or, if Licensee’s common stock, par value $0.001 per share (“Common Stock”), is publicly traded on NASDAQ, Licensee may elect to pay such development milestone payment by delivery of shares of Common Stock in lieu of cash (such shares, the “Milestone Shares”). The number of Milestone Shares issuable will be determined by dividing eight million U.S. Dollars (US$8,000,000) by the volume-weighted average price of the Common Stock on NASDAQ over the thirty (30) consecutive trading days immediately preceding the date of the achievement of Development Milestone Event No. 2, rounded down to the nearest whole share. Licensee will provide Leads Bio written notice of its decision to pay the amount owed in connection with the achievement of Development Milestone Event No. 2 in Milestone Shares together with its notice to Leads Bio for the achievement of such milestone event as set forth in Section 8.3 (“Equity Notice”).

(b) In the event that Licensee elects to make this payment in Milestone Shares, such Milestone Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act. Leads Bio understands that any Milestone Shares will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and that any certificates representing such Milestone Shares will contain a legend in respect of such restrictions. If in the future Leads Bio decides to offer, resell, pledge or otherwise transfer such Milestone Shares, such Milestone Shares may only be offered resold, pledged or otherwise transferred pursuant to (i) registration under the Securities Act or (ii) an available exemption from registration. Leads Bio and Licensee will negotiate and execute any required legal documentation providing for the delivery of the Milestone Shares within [***] of receipt of the Equity Notice by Leads Bio. Licensee will file a registration statement to register such Milestone Shares under the Securities Act within [***] of the delivery of the Milestone Shares to Leads Bio.

(c) Notwithstanding the foregoing, if the Milestone Shares are not delivered to Leads Bio within [***] following the receipt of the Equity Notice by Leads Bio or Licensee fails to file a registration statement to register the Milestone Shares under the Securities Act within [***] of the delivery of the Milestone Shares to Leads Bio, Licensee will pay to Leads Bio the full amount of such milestone payment in cash within [***] after Licensee’s receipt of an invoice for such milestone payment from Leads Bio.

8.3 Development and Regulatory Milestone Payments. Subject to the terms and conditions of this Agreement, with respect to the milestone events set forth in the table below (each, a “Development Milestone Event”), promptly following the first achievement by Licensee, its Affiliates, or its or their Sublicensees (or Leads Bio or its Affiliates or (sub)licensees solely with respect to Development Milestone Event No. 1) of the corresponding Development Milestone Event, Licensee will notify Leads Bio of such achievement within [***] of becoming aware of such achievement except, solely with respect to Development Milestone Event No. 1, Leads Bio will notify Licensee within [***] of such achievement, and Licensee will pay to Leads Bio the corresponding non‑refundable, non‑creditable milestone payment within [***] after (a) the achievement of the applicable Development Milestone Event or (b) solely with respect to Development Milestone Event No. 1, the receipt by Licensee of the notice of the achievement of such Development Milestone Event:

No.	Development Milestone Event	Payment
1.	[***]	5 million U.S. Dollars
2.	Initiation of the first Phase I Clinical Trial	8 million U.S. Dollars

3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
7.	[***]	[***]
8.	[***]	[***]
9.	[***]	[***]
10.	[***]	[***]
11.	[***]	[***]
12.	[***]	[***]
13.	[***]	[***]
14.	[***]	[***]
15.	[***]	[***]
16.	[***]	[***]
17.	[***]	[***]

If Development Milestone Event No. 2 above is skipped, Licensee will not be required to pay the development milestone payment for such Development Milestone Event, regardless of whether any later Development Milestone Event is achieved. For the remaining Development Milestone Events, if a [***]for a given Indication is skipped, such Development Milestone Event will be deemed achieved if a subsequent Development Milestone Event is achieved for such Indication (e.g., [***]). In the event that Licensee conducts a [***] (each such [***], a “[***]” and each such [***], a “[***]”), Licensee will owe [***](“[***]”) upon achievement of the Development Milestone Event for the [***]; provided, however, that if such [***] leads to the Initiation of a [***] for any [***] (other than [***]), then the [***] for such [***] will be deemed achieved upon the Initiation of such [***].

Each of the milestone payments set forth above in this Section 8.3 will be payable only once for all Licensed Products for an Indication for the first achievement of the applicable Development Milestone Event by a Licensed Product for such Indication for the first time, regardless of the number of times the Development Milestone Event is achieved by a Licensed Product for such Indication.

8.4 Commercial Milestone Payments. Subject to the terms and conditions of this Agreement (including Section 8.6), Licensee will pay to Leads Bio the additional one-time, non-refundable,

non-creditable payments set forth in the table below after the first achievement of each commercial milestone event described below:

Commercial Milestone Event	Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Within [***] after the end of [***] in which any commercial milestone event set forth above in this Section 8.4 for which a milestone payment is payable is achieved, Licensee will pay to Leads Bio the corresponding commercial milestone payment. Each commercial milestone payment will be paid only once for the first occurrence of the applicable commercial milestone event, regardless of the number of times any such milestone event is achieved by aggregate Net Sales of all Licensed Products in the Licensee Territory in a [***]. If more than one commercial milestone event is achieved in the same [***], Licensee will owe Leads Bio all corresponding milestone payments for each achieved commercial milestone event.

8.5 Royalties. Subject to the terms and conditions of this Agreement (including Section 8.6 and Section 8.7), on a Licensed Product-by-Licensed Product basis, Licensee will pay tiered royalties to Leads Bio on Net Sales of all Licensed Products in the Licensee Territory in each [***] (excluding Net Sales of any Licensed Product in any country in the Licensee Territory for which the Royalty Term has not commenced or has expired) at the rates set forth below, calculated by multiplying the applicable royalty rate by the corresponding portion of Net Sales of all Licensed Products in the Licensee Territory in such Calendar Year:

Portion of Aggregate Annual Net Sales	Royalty Rate
That portion of aggregate Net Sales of all Licensed Products in the Licensee Territory in a Calendar Year that is less than or equal to [***]	[***]
That portion of aggregate Net Sales of all Licensed Products in the Licensee Territory in a Calendar Year that is greater than [***] and less than or equal to [***]	[***]
That portion of aggregate Net Sales of all Licensed Products in the Licensee Territory in a Calendar Year that is greater than [***] and less than or equal to [***]	[***]
That portion of aggregate Net Sales of all Licensed Products in the Licensee Territory in a Calendar Year that is greater than [***] and less than or equal to [***]	[***]
That portion of aggregate Net Sales of all Licensed Products in the Licensee Territory in a Calendar Year that is greater than [***]	[***]

8.6 Royalty Term. Royalties under Section 8.5 will be payable, on a country-by-country basis and Licensed Product-by-Licensed Product basis, during the period beginning on the First Commercial Sale of such Licensed Product in such country and ending on the latest to occur of (a) the [***] ([***]) anniversary of the First Commercial Sale of such Licensed Product in such country; (b) expiration of the last-to-expire Valid Claim that [***]; or (c) expiration of the last-to-expire Regulatory Exclusivity for such Licensed Product in such country (the “Royalty Term”). Licensee will have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country in the Licensee Territory after the Royalty Term for such Licensed Product in such country has expired (including for sales of any such Licensed Product in such country held in inventory (determined in accordance with Accounting Standards) to the extent such sales do not result in Net Sales prior to the date of expiration of the applicable Royalty Term (in accordance with Accounting Standards)). From and after the expiration of such Royalty Term, Net Sales of such Licensed Product in such country shall be excluded for purposes of calculating the applicable royalty rate (or Net Sales thresholds therefor) set forth in Section 8.5.

8.7 Royalty Payment Reduction.

(a) Biosimilar Competition. On a country-by-country and Licensed Product-by-Licensed Product basis in the Licensee Territory, if a Biosimilar Product with respect to such Licensed Product is being sold by any Third Party in such country within the Licensee Territory, then the royalty rates applicable to Net Sales of such Licensed Product in such country under Section 8.5 will be reduced as follows:

(i) by [***], from and after the first [***] in which a Biosimilar Product with respect to such Licensed Product is sold by any Third Party in such country; and

(ii) by [***], from and after the first [***] in which the gross sales of all Biosimilar Products with respect to such Licensed Product sold by any Third Party in such country in such Calendar Quarter represent more than [***] of the total gross sales of such Licensed Product and all Biosimilar Products in such country in such [***].

(b) Third Party Payments. During the Term, on a Licensed Product-by-Licensed Product basis in the Licensee Territory, (i) if it is reasonably necessary (including as set forth under Section 2.11) for Licensee, its Affiliate or Sublicensee to obtain a (sub)license under any Patent Rights of any Third Party for the Development, Manufacture or Commercialization of any Compound or Licensed Product in or for the Licensee Territory, or (ii) if it is necessary (including as set forth under Section 2.11) or reasonably useful for Licensee, its Affiliate or Sublicensee to obtain a (sub)license under any Know-How of any Third Party for the Development, Manufacture or Commercialization of any Compound or Licensed Product in or for the Licensee Territory and that is mutually agreed by the Parties to be commercially valuable, in each case by Licensee or any of its Affiliates or Sublicensees, as between the Parties, Licensee will have the first right to enter into an agreement with such Third Party to acquire or obtain a license, covenant not to sue or other similar right in the Licensee Territory to such Patent Rights or Know-How. For clarity, if Leads Bio obtains rights (either directly with the Third Party or as a sublicensee) to such Patent Rights or Know-How of a Third Party, Leads Bio will be deemed to have agreed that such Patent Rights or Know-How is commercially valuable. If Licensee enters into such agreement, then Net Sales of the Licensed Products (solely with respect to applying the applicable royalty rate to Net Sales to determine royalties payable, and without affecting the determination of the applicable royalty rate tier) will be reduced by an amount equal to [***]([***]) of the payments (including upfront payments, milestone payments, royalties and other payments) actually paid to such Third Party by Licensee with respect to such license. Notwithstanding the foregoing, payments by Licensee to [***] for the cell line license similar to the license in the [***] Agreement will not be subject to any royalty payment deduction under this Section 8.7(b).

(c) Lack of Patent Right Protection. On a country-by-country and Licensed Product-by-Licensed Product basis in the Licensee Territory, if at any time during the Royalty Term with respect to a Licensed Product and a country in the Licensee Territory, there are no Valid Claims [***] of such Licensed Product in such country in the Licensee Territory, the royalty rates applicable to Net Sales of such Licensed Product in such country will thereafter be reduced by [***]([***]).

(d) Inflation Reduction Act. If, during the Royalty Term for a Licensed Product in the United States, such Licensed Product is designated as a Selected IRA Drug, and Licensee, its Affiliate or its or their Sublicensee is required to negotiate, and is ultimately subject to, a Maximum Fair Price that will apply to sales of such Licensed Product during the Price Applicability Period, then, the royalty rate applicable to Net Sales of such Licensed Product in the United States used to calculate the royalties under Section 8.5 will be reduced by a percentage equal to the percentage decrease between (a) the Medicare Price per unit of such Licensed Product in the United States, for such Licensed Product, and (b) the then-effective Maximum Fair Price applicable to such Licensed Product.

(e) Royalty Floor. Notwithstanding the foregoing, for any Calendar Quarter during the Royalty Term for a Licensed Product, the operation of all deductions set forth in Sections 8.7(a) to 8.7(d), individually or in combination, will not reduce the final royalty payment to less than [***] ([***]) of the royalties otherwise payable to Leads Bio for such Licensed Product pursuant to Section 8.5 prior to the application of any reductions pursuant to Sections 8.7(a) to 8.7(d), in each case, during such Calendar Quarter (“Royalty Floor”). Any amount of royalty reduction that Licensee is entitled to take pursuant to Sections 8.7(a) to 8.7(d) with respect to a particular Licensed Product which is not taken as a result of the application of the Royalty Floor will be carried forward, and Licensee may reduce subsequent royalty payment amounts due to Leads Bio hereunder with respect to such Licensed Product in such country in accordance with this Section 8.7(e) by such amount, until the full amount of reductions that Licensee was entitled to apply to reduce royalty payments has been applied.

8.8 Sub-License/Assignment Revenue Payments. In partial consideration of Leads Bio’s granting of the licenses and rights to Licensee hereunder, Licensee will pay to Leads Bio a share of Sub-License/Assignment Revenue. Licensee will structure and negotiate any transaction involving a Sublicense or the assignment of its rights under the Licensed Intellectual Property and this Agreement in good faith. Licensee will notify Leads Bio in writing within [***]after receipt of Sub-License/Assignment Revenue, and all Sub-License/Assignment Revenue payments will be paid to Leads Bio within [***] after the Sub-License/Assignment Revenue is received.

Development stage at which Sub-License/Assignment Revenue is received	Applicable Percentage
[***]	[***]
[***]	[***]
[***]	[***]

Article 9
PAYMENT; RECORDS; AUDITS

9.1 Payment; Reports. Royalties will be calculated and reported for each [***] and will be paid within [***] after the end of each [***]. Each payment will be accompanied by a report of Net Sales of the Licensed Products by Licensee, its Affiliates and Sublicensees in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales of the Licensed Products on a country-by-country basis, the royalty payable, the method used to calculate the royalties, and the exchange rates used to calculate the royalties. Except as may otherwise be expressly provided herein, Licensee will not have the right to set off, withhold or make any deduction from any payment of royalties or other payments due to Leads Bio hereunder for any reason whatsoever.

9.2 Exchange Rate; Manner and Place of Payment. All payments hereunder will be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion will be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition during the Calendar Quarter for which a payment is due. All payments owed under this Agreement to Leads Bio will be made by wire transfer in immediately available funds to a bank and account designated in writing by Leads Bio, unless otherwise specified in writing by Leads Bio.

9.3 Taxes.

(a) Tax Withholdings. In the event that any withholding tax, fee, duty or surcharge applicable to or assessable in respect of any of the Upfront Payment, the Near Term Payment, development, regulatory or sales milestone payments, royalty, or other payments to be made by Licensee to Leads Bio under this Agreement (collectively, the “License Payments”) is required to be withheld and deducted under Applicable Laws (together with any interest and penalties, “Tax Withholdings”), Licensee (or its Affiliate paying on behalf of Licensee) will make such deduction and withholding. Notwithstanding anything in this Agreement to the contrary, if Licensee causes a Tax Assignment and such Tax Assignment results in the imposition of Tax Withholdings on any License Payment made to Leads Bio (or its assignee) under this Agreement that would not have been imposed in the absence of such Tax Assignment by Licensee or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Assignment by Licensee, then the sum payable by Licensee hereunder (in respect of which such Tax Withholdings are required to be made) will be increased to the extent necessary to ensure that Leads Bio (or its assignee) receives a sum equal to the sum which it would have received absent such Tax Assignment. In the event Leads Bio causes a Tax Assignment, Leads Bio will indemnify and reimburse Licensee for any liability of or payments owed by Licensee that would not have been incurred, owed or imposed in the absence of such Tax Assignment by Leads Bio.

(b) Indirect Tax. Notwithstanding anything to the contrary in this Section 9.3, all License Payments are exclusive of Indirect Taxes, but inclusive of VAT imposed by any jurisdiction outside the United States (including, without limitation, VAT and VAT surcharge imposed by any jurisdiction in the Leads Bio Territory). If any amount of Indirect Tax is chargeable in respect of a License Payment, Licensee will pay such Indirect Tax at the applicable rate in respect of such License Payment following the receipt of an invoice in the appropriate form as required under Applicable Law from Leads Bio in respect of those License Payments, such Indirect Tax to be payable on the later of (i) the due date of the License Payment to which such Indirect Tax relates and (ii) [***] after the receipt by Licensee of the applicable invoice setting forth the amount of the applicable Indirect Tax. The Parties will issue invoices for all amounts due under this Agreement consistent with applicable Indirect Tax requirements.

(c) Tax Cooperation. Licensee will make such deduction of taxes and withholding tax payments to the applicable taxing authority(ies) in a timely manner and will promptly provide Leads Bio with the appropriate proof of payment and relevant receipt(s) with respect to such deduction or withholding. Licensee will provide Leads Bio reasonable assistance in order to allow Leads Bio to obtain the benefit of any present or future treaty against double taxation or refund or reduction in taxes which may apply to the License Payments. Each Party agrees to use commercially reasonable efforts to cooperate with the other Party in claiming refunds, reductions, or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect. Leads Bio will provide Licensee with a properly completed and validly executed Internal Revenue Service Form W8-BEN-E and any tax forms or other documentation reasonably necessary in order for Licensee not to withhold or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Such cooperation will include the delivery of any statement or certification by Leads Bio to Licensee or the appropriate governmental authority required for the purpose of reducing or eliminating otherwise required Tax Withholdings and, upon request by Leads Bio, Licensee’s providing any reasonable assistance to Leads Bio in preparing or delivering such statement or certification. If the taxes originally paid or otherwise borne by a Party are in whole or in part subsequently determined not to have been chargeable, all reasonably necessary steps will be taken by each Party to obtain a refund of these undue taxes from the applicable Governmental Authority or other fiscal authority and any amount of undue taxes repaid by such authority to the receiving Party will be transferred to the paying Party within [***] of receipt. If a taxing authority retroactively determines that a License Payment was subject to Tax Withholdings that Licensee failed to actually deduct and withhold, and remit to the applicable taxing authority, then Licensee will remit the amount of the Tax Withholdings to the applicable taxing authority. Leads Bio will indemnify Licensee against, and hold Licensee harmless from, any Loss incurred by Licensee or its Affiliates in connection with any failure by Leads Bio to properly or completely withhold and remit to the applicable taxing authority any Tax Withholdings that are required. In lieu of a payment from Leads Bio, Licensee may thereafter offset and reduce any additional License Payments hereunder by the amount of Tax Withholdings.

(d) General. Except as provided in this Section 9.3, each of Licensee and Leads Bio will be solely responsible for its own tax liability levied on account of, or measured in whole or in part by reference to, any License Payments it receives. Any information provided by one Party to the other Party in connection with tax pursuant to this Section 9.3 will be treated as Confidential Information under this Agreement; provided that each Party will be entitled to disclose such information to the extent required by any applicable tax law or as conducive to the conduct of any tax contest or administrative or judicial proceeding in relation to the taxes described in Section 9.3(a) or Section 9.3(b), as applicable, with any taxing authority, as determined in the reasonable discretion of such Party or its tax advisors.

(e) Assignment of Licensed Intellectual Property. During the Term, Leads Bio will have the right to assign and transfer all of its right, title and interest in and to the Licensed Intellectual Property in the Licensee Territory (whether currently existing or existing during the Term) to Leads US if (i) Leads US is an Affiliate of Leads Bio at such time of assignment and (ii) prior to such assignment, Leads US executes a joinder agreement to this Agreement under which Leads Bio becomes a party to this agreement so that all references to Leads Bio in this Agreement include Leads US. Leads Bio shall keep Licensee reasonably informed of the decision to undertake such assignment and transfer, and the status and progress thereof.

(f) Allocation and Characterization. Subject to Section 9.3(h), Licensee will allocate payment amounts among the jurisdictions in the Territory in accordance with Applicable Law and will not withhold United States taxes on any amounts that can be properly allocated to a non-United States jurisdiction or that can be properly characterized as proceeds from the sale of a capital asset. The Parties acknowledge and agree that, unless otherwise required by a change in Applicable Law after the date hereof, (i) the following payments will not be subject to United States withholding taxes: (A) the Upfront Payment and Near Term Payment payable pursuant to Section 8.1, and (B) subject to Section 9.3(h), the Development and Regulatory Milestone Payments payable pursuant to Section 8.3, and (ii) subject to Section 9.3(h), (A) the Commercial Milestone Payments payable pursuant to Section 8.4, and (B) royalties payable pursuant to Section 8.5, in each case, will be apportioned reasonably based on the country or countries in which the underlying Net Sales were made.

(g) Tax Treatment. Subject to Section 9.3(h), both Parties agree that, for purposes of U.S. income taxes, this Agreement will constitute a taxable sale of the Licensed Intellectual Property from Leads Bio to Licensee.

(h) Modifications due to Legal Requirements. In the event that Licensee receives guidance from its tax, legal or accounting advisors that any obligation or covenant of Licensee in Section 9.3(f) or 9.3(g) is inconsistent with Applicable Law, then Licensee shall not be in breach of such obligation or covenant (excluding Section 9.3(f)(i)(A)) if, and such obligation or covenant will be deemed hereby waived to the extent, Licensee elects to comply with such guidance; provided that, prior to making any relevant payment or apportionment that is inconsistent with the withholding or treatment described in Section 9.3(f) (prior to consideration of this Section 9.3(h)), Licensee shall (i) notify Leads Bio of such guidance and the tax, legal, or accounting representatives of each Party shall discuss such guidance, (ii) consider the views of Leads Bio’s tax, legal, or accounting representatives in good faith, and (iii) provide Leads Bio with the rationale behind its decision.

9.4 Blocked Currency. In the event that, by reason of Applicable Laws in any country or region, it becomes impossible or illegal, after reasonable efforts by Licensee to do so, for Licensee or its Affiliate to transfer, or have transferred on its behalf, payments owed Leads Bio hereunder, Licensee will promptly notify Leads Bio of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country or region to the credit of Leads Bio in a recognized banking institution designated by Leads Bio.

9.5 Records; Audits. Licensee will keep, and require its Affiliates and Sublicensees to keep, complete, fair and true books of accounts and records for the purpose of determining the amounts payable to Leads Bio pursuant to this Agreement. Such books and records will be kept for at least [***] ([***]) full Calendar Years following the end of the Calendar Year to which they pertain. Leads Bio will have the right to cause an independent, certified public accountant reasonably acceptable to Licensee to audit such records to the extent possessed by Licensee to confirm Net Sales, royalties and other payments for a period covering not more than the preceding [***] ([***]) full Calendar Years; provided that (a) such audit will not be more frequent than once in any [***] ([***]) month period, and (b) once such accountant has conducted a review and audit of any records pursuant to this Section 9.5 in respect of any given period, it may not subsequently re-inspect such records with respect to such period, unless, in each case of (a) and (b), for cause. Such audits may be exercised during normal business hours upon reasonable prior written notice to Licensee. Prompt adjustments will be made by the Parties to reflect the results of such audit. Leads Bio will bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than [***] of the amount of royalties or other payments due under this Agreement for any applicable Calendar Quarter, in which case, Licensee will bear the cost of such audit and will promptly remit to Leads Bio the amount of any underpayment. Any overpayment by Licensee revealed by an audit will be fully-creditable against future payments owed by Licensee to Leads Bio (and if no further payments are due, will be refunded by Leads Bio within [***] of Licensee’s request).

9.6 Late Payments. In the event that Licensee fails to make any undisputed payment due under this Agreement, simple interest will thereafter accrue on the sum due from the due date until the date of payment at [***]([***]) above the prime rate as reported in The Wall Street Journal; provided, however, that in no event will such rate exceed the maximum legal annual interest rate. The payment of such interest will not in itself limit Leads Bio from exercising any other rights it may have as a consequence of the lateness of any payment.

Article 10
CONFIDENTIALITY

10.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for [***] thereafter, it will keep confidential and will not publish or otherwise disclose to any Third Party, and will not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information, including any Know-How, furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, contractors, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Notwithstanding anything to the contrary under this Agreement, all Licensed Know-How specific to a Compound or Licensed Product, along with the terms of this Agreement, will be the Confidential Information of each Party under this Agreement.

10.2 Exceptions. Confidential Information will not include any information which the Receiving Party can prove by competent evidence: (a) is at the time of disclosure, or thereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public or part of the public domain; (b) is known by the Receiving Party or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party or any of its Affiliates, without the use of or reference to Confidential Information of the Disclosing Party.

10.3 Authorized Disclosure. Notwithstanding the provisions of Section 10.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) Prosecuting and Maintaining or defending Patent Rights as permitted by this Agreement;

(b) Compiling and submitting Regulatory Materials for Compounds and Licensed Products as permitted by this Agreement;

(c) disclosure required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders;

(d) disclosure to Affiliates, employees, Subcontractors, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement;

provided, in each case, that any such Affiliate, actual or potential employee, Subcontractor, consultant or agent agrees to be bound by obligations of confidentiality and non-use comparable in scope to those set forth in this Article 10 with time periods of confidentiality of a customary length for the relevant industry and the type of information disclosed (but no less than [***] after disclosure);

(e) such disclosure is made to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the Receiving Party (provided, however, that in the case of financial advisers, including investment bankers, the term of confidentiality may be shortened to [***] from the date of disclosure and in the case of attorneys, no written agreement will be required);

(f) disclosure to existing investors, (sub)licensees, Sublicensees, acquirors or collaborators, or potential bona fide investors, acquirors, (sub)licensees, Sublicensees or collaborators in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such existing or potential investor, acquiror, (sub)licensees, Sublicensees or collaborator agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the Receiving Party (provided, however, that in the case of potential bona fide investors, acquirors, (sub)licensees, Sublicensees or collaborators, such confidentiality and non-use obligations may be of a duration customary in confidentiality agreements entered into for similar purpose for similar information (but no less than [***] after disclosure)); and

(g) to the extent mutually agreed to by the Parties in writing.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.3(a) or Section 10.3(b), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and cooperate with the other Party to seek and obtain confidential treatment of such information to the extent legally permissible and will only disclose that portion of the other Party’s Confidential Information that is required to be disclosed.

10.4 Public Announcements.

(a) Press Releases and Publicity.

(i) As soon as practicable following the Effective Date, the Parties will issue a joint press release announcing the execution of this Agreement. Except as required by applicable securities laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”), HKEX or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party will make any other public announcement or statement, whether oral or written, concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which will not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 10.4 and which do not reveal non‑public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement will provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(ii) Notwithstanding anything to the contrary in this Section 10.4, Leads Bio has the right to publicly disclose the achievement of milestones under this Agreement if the text of such disclosure has been approved by Licensee in advance, such approval not to be unreasonably withheld, delayed or conditioned. After a Publication has been made available to the public, each Party may post such publication or a link to it on its corporate web site without the prior written consent of the other Party.

(b) Filing of this Agreement. The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC, HKEX or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information it deems to be required under Applicable Law to be disclosed to the SEC, HKEX or any stock exchange or other governmental agency, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. If this Agreement is required to be filed or registered with any Governmental Authority in the Leads Bio Territory in accordance with Applicable Law for the purpose of enabling the payments of upfront, milestones, royalties and any other payments between the Parties, or to exercise, enforce and enjoy all of the rights and obligations contained in this Agreement or any amendment thereto, Leads Bio will notify Licensee of such filing or registration requirement and the Parties will cooperate in good faith to prepare and execute an abbreviated license agreement in form and substance reasonably acceptable to Licensee. Leads Bio will not submit any abbreviated license agreement with such Governmental Authority unless and until such abbreviated license agreement is executed by each Party. The Parties acknowledge and agree that the terms and conditions of this Agreement will control in the event of any inconsistency in, or any dispute regarding, the interpretation, applicability or enforcement of any abbreviated license agreement executed by the Parties.

10.5 Publication. If either Party proposes to publicly present or publish any Clinical Trial data, non-clinical data or any associated results or conclusions related to the Compounds or Licensed Products that, in the case of Leads Bio, its Affiliate or (sub)licensee, it generated solely in the Leads Bio Territory (for clarity, not including a Global Study) or in the case of Licensee, its Affiliate or Sublicensee, it generated in the Licensee Territory or as part of a Global Study (each such proposed presentation or publication, a “Proposed Publication”), it will share such Proposed Publication in accordance with this Section 10.5, subject to restrictions of applicable market abuse rules and securities laws. The proposing Party will provide the other Party with a copy of such Proposed Publication at least [***] prior to the earlier of its presentation or intended submission for publication; provided that in the case of abstracts, this period will be at least [***] and the other Party will have [***] to review any such publication and [***]to review any such abstract (such applicable period, the “Review Period”). The proposing Party agrees that it will not submit or present any Proposed Publication (i) until the other Party has provided written comments during such Review Period on the material in such Proposed Publication or (ii) until the applicable Review Period has elapsed without written comments from the other Party, in which case the proposing Party may proceed and the Proposed Publication will be considered approved in its entirety. If the proposing Party receives written comments from the other Party during the applicable Review Period, it will consider the comments of the other Party in good faith, but will retain the sole authority to submit the manuscript for such Proposed Publication; provided that the proposing Party agrees to (A) delete any Confidential Information of the other Party that is not specific to the Licensed Product or Compound that the other Party identifies for deletion in the other Party’s written comments, (B) delete any Clinical Trial data, non-clinical data, results, conclusions or other related information that is not specific to or resulting from any Clinical Trial conducted in the proposing Party’s Territory, and (C) delay such Proposed Publication for a period of up to an additional [***] (to the extent reasonably possible if such publication is contemplated under Section 10.6) after the end of the applicable Review Period to enable the other Party to draft and file patents with respect to any subject matter to be made public in such Proposed Publication and to which the other Party has the applicable intellectual property rights to file such patents. The proposing Party will provide the other Party a copy of the Proposed Publication at the time of the submission or presentation. Once a Party has made a Proposed Publication, the other Party will be permitted to re-publish the data, results or conclusions set forth in such Proposed Publication, subject to the process in this Section 10.5. The proposing Party will require its Affiliates, (sub)licensees (in case that Leads Bio is the proposing Party), Sublicensees (in case that Licensee is the proposing Party) and Subcontractors to comply with the obligations of this Section 10.5 as if they were the proposing Party, and will be liable for their non-compliance.

10.6 Publication and Listing of Clinical Trials. Each Party agrees to comply, with respect to the listing of Clinical Trials or the publication of Clinical Trial results with respect to Licensed Products and to the extent applicable to its activities conducted under this Agreement, with any Applicable Laws or applicable court order, stipulations, consent agreements and settlements entered into by such Party; provided that any listings or publications made pursuant to this Section 10.6 will be considered a publication hereunder and will be subject to Section 10.5.

10.7 Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 10 will supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) to the extent dealing with the subject of this Agreement. Any information disclosed by a Party pursuant to any such prior agreement relating to the subject to this Agreement will be deemed Confidential Information of such Party for purposes of this Agreement subject to the exceptions of Section 10.2.

10.8 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that could result to a Party upon unauthorized disclosure, use or transfer of its Confidential

Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 10. In addition to all other remedies, a Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10.

Article 11
REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

(a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action;

(c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not (i) conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, (ii) conflict with or result in a breach of any provision of its organizational documents, or (iii) violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

(d) it and its Affiliates are not, and have not employed or otherwise used the services of any Person who has been, (i) debarred or disqualified under Applicable Laws, including under Section 21 U.S.C. § 335a or any ex-U.S. equivalent thereof, the Drug Administration Law of China or the HGR Regulations of China, (ii) convicted of any of the felonies identified by the U.S. Department of Health and Human Services, Office of Inspector General (OIG) under its exclusion authority, including 42 U.S.C. § 1320a-7(a), or convicted of medical insurance fraud under any article, including Articles 264, 266, 312, 382 or 383 of the Criminal Code of China, or any other provision deemed applicable under the Guiding Opinions on Several Issues Concerning the Handling of Criminal Cases of Medical Insurance Fraud by the People’s Supreme Court of China, or the Social Insurance Law, including its administrative penalty provisions, or any other foreign equivalent thereof, or (iii) identified in the OIG List of Excluded Individuals/Entities (LEIE) database or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs or disqualified from participation in any reimbursement or drug procurement activities in any locality in China, in each case ((i) through (iii)) in any capacity in connection with any Compound or Licensed Product or this Agreement.

11.2 Additional Leads Bio Representations, Warranties and Covenants. Except as set forth in Schedule 11.2, Leads Bio represents and warrants to Licensee, as of the Effective Date, and as applicable, covenants, as follows:

(a) Leads Bio (i) has sufficient legal or beneficial title or ownership or license, free and clear from any mortgages, pledges, liens, security interests, encumbrances, charges or claim of any kind, to the Licensed Intellectual Property to grant the license that it purports to grant in Section 2.1; and (ii) has not granted any right to any Third Party with respect to the Licensed Intellectual Property that would conflict with the licenses or rights granted to Licensee hereunder;

(b) Leads Bio is not aware of, and has not received any written notice that any Third Party has taken, any action before any applicable patent office in the Licensee Territory, claiming a Third Party’s ownership of any Licensed Intellectual Property;

(c) Leads Bio is not aware of any assertion and has not received any written notice from any Third Party asserting that any Patent Right within the Licensed Patent Rights are invalid or unenforceable, Leads Bio does not have knowledge of any fact or circumstance that would cause Leads Bio to reasonably conclude that any of the Licensed Patent Rights is, or will be upon issuance, invalid or unenforceable;

(d) to the knowledge of Leads Bio, no litigation, discovery process, interference, reissue, reexamination, interference, invalidity, opposition, post-grant review, or inter partes review is pending or threatened in writing with respect to any Licensed Patent Right;

(e) Neither Leads Bio nor any of its Affiliates, directly or indirectly, whether by itself or with, through or in connection with any Third Party, has Developed, or is Developing, a Competing Product other than the Compounds and Licensed Products. Neither Leads Bio nor any of its Affiliates has granted any rights to a Third Party to Exploit a Competing Product other than the Compounds and Licensed Products. Neither Leads Bio nor any of its Affiliates has granted any rights to a Third Party to Exploit a Competing Product other than a Compound or Licensed Product;

(f) (i) Schedule 1.108 (Licensed Patent Rights) sets forth a complete and accurate list of all Patent Rights existing as of the Effective Date that are Controlled by Leads Bio or any of its Affiliates and that claim any Licensed Know-How licensed hereunder; (ii) Leads Bio Controls all rights, title, and interests in and to such Patent Rights; and (iii) neither Leads Bio nor any of its Affiliates holds any rights to or owns any Patent Right that would be a Licensed Patent Right but for Leads Bio not Controlling such Patent Right;

(g) Neither Leads Bio nor its Affiliates have received notice or is otherwise aware of any claim, demand, proceedings, investigation, or other legal action of any nature pending or threatened by any Regulatory Authority, Governmental Authority or Third Party with respect to any Licensed Intellectual Property, Compound or Licensed Product and there is no judgement or settlement against or owed by Leads Bio or its Affiliates related to any Licensed Intellectual Property, Compound or Licensed Product;

(h) The conception, development, and reduction to practice of any of the Licensed Intellectual Property have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party;

(i) (i) All Licensed Patent Rights are being diligently prosecuted in the respective patent offices in accordance with Applicable Law, and the inventors thereof and parties prosecuting such applications have complied in all material respects with their duty of candor and disclosure to the U.S. Patent and Trademark Office and other foreign patent offices in connection with such applications; (ii) the inventorship of such Licensed Patent Rights is properly identified on each issued patent within such Licensed Patent Rights and Leads Bio is not aware of any disputes with respect to inventorship of any such Licensed Patent Rights; and (iii) all fees required to be paid in any jurisdiction in order to maintain the Licensed Patent Rights have been timely paid in full, and all administrative procedures with Governmental Authorities have been completed for the Licensed Patent Rights such that the Licensed Patent Rights are subsisting and in good standing;

(j) To the extent permissible under Applicable Law, (a) all employees, agents, advisors, consultants, contractors or other representatives of Leads Bio or its Affiliates performing activities under this Agreement have executed an agreement on or before the date of their employment with Leads Bio that presently assigns all right, title, and interest in and to their inventions and other Know-How, whether or not patentable, and intellectual property therein, to Leads Bio or its Affiliates as the sole owner thereof; (b) Licensee will have no obligation to contribute to any remuneration of any inventor employed or previously employed by Leads Bio or any of its Affiliates in respect of any such inventions and other Know-How and intellectual property therein that are so assigned to Leads Bio or its Affiliate; and (c) Leads Bio will pay all such remuneration due to such inventions and other Know-How and intellectual property rights therein;

(k) Leads Bio and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all Licensed Know-How that constitutes trade secrets under Applicable Law (including requiring all employees, consultants, and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Licensed Know-How) and, to Leads Bio’s knowledge, such Licensed Know-How has not been used, disclosed to, or discovered by any Third Party except pursuant to such confidentiality agreements and there has not been a breach by any party to such confidentiality agreements;

(l) The Licensed Intellectual Property has not been created pursuant to, and is not subject to, any funding agreement with any Governmental Authority or any Third Party and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any Applicable Law;

(m) To the knowledge of Leads Bio, the activities contemplated under this Agreement and the Development, Manufacture, Commercialization, or other Exploitation of the Compounds or Licensed Products by either Party as contemplated under this Agreement, does not infringe, misappropriate, or otherwise violate any intellectual property rights of any Third Party. There is no pending litigation, or, to Leads Bio’s knowledge, litigation that has been threatened, that alleges, or any written communication received by Leads Bio or any of its Affiliates alleging, that Leads Bio’s practice of the Licensed Intellectual Property prior to the Effective Date has infringed, misappropriated, or otherwise violated the intellectual property rights of any Third Party;

(n) To the knowledge of Leads Bio, no Third Party is infringing or misappropriating the Licensed Intellectual Property in the Territory;

(o) To Leads Bio’s knowledge, there are no scientific or technical facts or circumstances that have not been disclosed to Licensee that would materially adversely affect the scientific or therapeutic potential or continued Development of Compounds or Licensed Products as contemplated under this Agreement. Leads Bio has provided Licensee with the opportunity to review all written material data in Leads Bio’s possession relating to the subject matter of this Agreement and has not intentionally concealed from Licensee any such material data;

(p) The Existing Leads Bio Third Party Agreements set forth on Schedule 1.52 (Existing Leads Bio Third Party Agreements) and the [***] Agreement constitute all agreements pursuant to which Leads Bio or its Affiliates Control any Know-How or Patent Rights that are material to Exploit any Compounds or Licensed Products and Leads Bio has the full right, power, and authority to grant sublicenses to such Know-How or Patent Rights to Licensee. Each of the Existing Leads Bio Third Party Agreements and the [***] Agreement is in full force and effect. Neither Leads Bio nor any of its Affiliates is in material breach of an Existing Leads Bio Third Party Agreement or the [***] Agreement, nor have they received or given any written notice of default or termination under any Existing Leads Bio Third Party Agreement or the [***] Agreement. To the knowledge of Leads Bio, Leads Bio and its Affiliates have not performed or omitted to perform any act that would provide a right to terminate any Existing Leads Bio Third Party Agreements or the [***] Agreement;

(q) Leads Bio will comply in all material aspects with each Leads Bio Third Party Agreement and the [***] Agreement and will not, without the prior written consent of Licensee, materially breach or otherwise take any action or make any omission that would permit the licensor thereunder to terminate such Leads Bio Third Party IP Agreement or [***] Agreement or otherwise adversely affect the rights granted to Licensee under this Agreement. Leads Bio will promptly notify Licensee of any material breach by Leads Bio, its Affiliate or a Third Party of any Leads Bio Third Party Agreement or the [***] Agreement or written notice from a licensor of any alleged material breach by Leads Bio or its Affiliate of any Leads Bio Third Party IP Agreement or [***] Agreement, and in the event of a material breach by Leads Bio and failure by Leads Bio to cure such breach in a timely manner, will permit Licensee to cure such breach on Leads Bio’s behalf upon Licensee’s reasonable written request. Leads Bio will not amend, modify, or terminate any Leads Bio Third Party Agreement or the [***] Agreement in a manner that could adversely affect Licensee’s rights hereunder;

(r) Neither Leads Bio nor its Affiliates will grant any option, right or license to any Third Party under the Licensed Intellectual Property, or otherwise with respect to any Licensed Product, which conflict with any of the options, rights or licenses granted to Licensee hereunder;

(s) Leads Bio will not, and will cause its Affiliates not to: (i) assign, transfer, convey, encumber (through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, any assets related to the Licensed Intellectual Property, any Compound or any Licensed Product; or (ii) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to the Licensed Intellectual Property, any Compound or any Licensed Product; in each case (i.e., with respect to clauses (i) through (ii)) except to the extent that such assignment, transfer, conveyance, encumbrance, disposition, license, grant or disclosure would not conflict with, be inconsistent with or adversely affect in any respect any of the options, rights, or licenses granted to Licensee hereunder;

(t) Leads Bio and its Affiliates do not own or Control any Back-Up Compounds as of the Effective Date;

(u) as of the Effective Date, for any and all applicable tax purposes, Leads Bio will be the beneficial owner of all License Payments made to Leads Bio pursuant to the Agreement;

(v) each of Leads Bio and its Affiliates has complied and will comply with all Applicable Laws involving inventor reward and remuneration associated with the Licensed Intellectual Property. Without limiting the foregoing, each employee of Leads Bio or any of its Affiliates that is an inventor of any invention within the Licensed Intellectual Property is and was (or will be) at the time of such invention subject to an inventor reward and remuneration agreement (or policy) and preemptive rights waiver that is enforceable under the Applicable Law. Each of Leads Bio and its Affiliates has paid, or will pay in accordance with the applicable inventor reward and remuneration agreement (or policy), any required inventor rewards and remuneration to its and their employees in connection with the Licensed Intellectual Property;

(w) neither Leads Bio, any of its Affiliates, nor its or their respective officers, employees or agents has (i) committed an act, (ii) made a statement or (iii) failed to act or make a statement, in each case ((i) through (iii)), that (1) would be or create an untrue statement of material fact, failure to disclose a material fact or a fraudulent statement to FDA, NMPA, local medical products administrations in China or any other Regulatory Authority with respect to the Exploitation of any Compound or Licensed Product or (2) could reasonably be expected to provide a basis for FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Regulatory Authority to take similar action under analogous laws or policies in the Leads Bio Territory or Licensee Territory;

(x) the collection, use, transfer, storage and processing of Data by or on behalf of Leads Bio or any of its Affiliates or (sub)licensees with respect to any Compound or Licensed Product, and all transfers and sharing of such contemplated hereunder (i) among Leads Bio, any of its Affiliates or (sub)licensees or any of its or their subcontractors or other service providers or (ii) by or on behalf of Leads Bio or any of its Affiliates or (sub)licensees to Licensee, its Affiliates or Sublicensees or its or their designee(s), in each case, (1) have been and will be in compliance with all Applicable Laws, (2) have received and will have received, and is and will be in compliance with, all requisite Regulatory Authority approvals, including applicable HGR Approvals and CBDT Approvals (if applicable, which were and will be valid during the relevant period and sufficiently broad to cover all such transfers and sharing), (3) to the extent required, have been and will be within the scope of a valid informed consent of each applicable Clinical Trial subject, which has been and will have been documented in writing or other method permitted by Applicable Laws, and (4) have not been and will not be subject to any revocation, suspension or restriction, or the imposition of any fine, penalty, sanction, or other liability for violation of any Applicable Laws;

(y) Data (including HGR Information and HGR Materials) (assuming the necessary HGR Approvals and CBDT Approvals, if applicable, have been obtained) with respect to any Compound or Licensed Product or the Exploitation of any of the foregoing may be used as contemplated by this Agreement without any obligations to the individuals or entities (“Providers”) who contributed, generated or otherwise performed activities with respect to such Data, including any obligations to seek consent to transfer or to compensate such Providers or any other Third Party for the intellectual property associated with, or commercial use of, any such Data for any purpose;

(z) no HGR Information or HGR Material with respect to any Compound or Licensed Product or the Exploitation of any of the foregoing has been used, disclosed or filed by or on behalf of Leads Bio or any of its Affiliates or (sub)licensees in support of any Patent Right or submitted to the FDA or any other Regulatory Authority;

(aa) neither Leads Bio nor its Affiliates have been involved in any “data transactions” subject to the Data Security Program that violate the Data Security Program since the effective date of the Data Security Program;

(bb) none of the Licensed Intellectual Property falls into the categories of technologies that are either (i) prohibited or restricted for export or (ii) prohibited or restricted for import, in each case ((i) and (ii)), pursuant to Applicable Laws, including the PRC Technology Import and Export Regulations;

(cc) none of the Licensed Intellectual Property is subject to any restriction or obligation pursuant to any of (i) Article 34 of the PRC Science and Technology Progress Law, (ii) Article 33 of the Interim Provisions on Intellectual Property Management for National Science & Technology Prominent Project, and (iii) the United States Patent and Trademark Law Amendments Act of 1980, in each case (i)-(iii), as may be amended or succeeded from time to time, and the regulations promulgated thereunder, or any similar Applicable Laws of any other jurisdiction;

(dd) neither Leads Bio nor any of its Affiliates is (i) state-owned, (ii) subject to any state-owned assets administrations or other authorities with respect to the registration of state-owned assets or ownership of scientific data or (iii) under a collective ownership;

(ee) to its knowledge, except to the extent permissible under United States law, neither Leads Bio nor any of its Affiliates has, on its own behalf or in acting on behalf of any other person or entity, directly or indirectly engaged in any transaction, or has otherwise dealt with, any country, person or entity targeted by the United States, Europe or other relevant economic sanctions laws in connection with any activities contemplated by this Agreement; and

(ff) with respect to any Licensed Intellectual Property or activities to be performed by or on behalf of Leads Bio or its Affiliates in connection with this Agreement, (i) Leads Bio and its Affiliates have not taken, and Leads Bio will not and will cause its Affiliates not to take, any action directly or indirectly to unlawfully offer, promise, or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage, and (ii) Leads Bio and its Affiliates have not accepted, and Leads Bio will not and will cause its Affiliates not to accept, any such unlawful payment.

11.3 Additional Licensee Representations and Warranties. Licensee represents and warrants to Leads Bio, as of the Effective Date:

(a) Licensee (i) has the right to grant the license that it purports to grant in Section 2.5; and (ii) has not as of the Effective Date, and will not during the Term, grant any right to any Third Party that would conflict with the license or rights granted to Leads Bio hereunder; and

(b) Licensee is not Developing a Competing Product.

11.4 Mutual Covenants. In addition to any covenants made by the Parties elsewhere in this Agreement, each Party hereby covenants to the other that:

(a) (i) all patient authorizations and consents required under Applicable Laws (in connection with any applicable clinical study) permit the granting of access of Data that such Party is required to provide to the other Party pursuant to Section 5.6, and (ii) it will comply with Applicable Laws in transferring personal and other Data in connection with the granting of access of Data that such Party is required to provide to the other Party pursuant to Section 5.6. Each Party will obtain all the necessary authorizations, consents and approvals in order for such Party to grant access to its Data with the other Party, including obtaining the necessary patient authorizations and consents, and obtaining the necessary approvals from and completing all necessary filing procedures with the applicable Governmental Authorities in the Licensee Territory;

(b) it will not knowingly, during the Term, employ or use the services of any person who is debarred or disqualified in connection with activities relating to the

Compounds or Licensed Products; and in the event that it becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to it with respect to any activities relating to the Compounds or Licensed Products, it will immediately notify the other Party in writing and it will cease employing, contracting with, or retaining any such person to perform any services relating to the Compounds or Licensed Products; and

(c) it will conduct, and will cause its Affiliates, Sublicensees to conduct all activities under this Agreement in material compliance with all Applicable Laws (including all applicable data privacy laws, anti-bribery and anti-corruption laws), all applicable national and international guidelines (including GCP, GMP, GLP, all applicable ICH guidelines and other good scientific, laboratory, manufacturing and clinical practices under the Applicable Laws of the region in which such activities are conducted), and any Regulatory Authority and Governmental Authority health care programs having jurisdiction, each as may be amended from time to time.

11.5 Performance by Affiliates, Sublicensees and Subcontractors. Each Party may perform some or all of its obligations under this Agreement through one or more Affiliates, Subcontractors or Sublicensees; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, Subcontractor or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those set forth in Article 10 and Section 12.1; and provided, further, that each Party will at all times be fully responsible for the performance and payment of such Affiliate, subcontractor or Sublicensee.

11.6 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENT RIGHTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT.

Article 12
INTELLECTUAL PROPERTY

12.1 Ownership.

(a) Background IP. As between the Parties, nothing in this Agreement is intended to affect that: (i) Leads Bio will retain all right, title and interest in and to any Patent Rights, Know-How, and other intellectual property rights Controlled by Leads Bio or any of its Affiliates on or prior to the Effective Date or during the Term independent of the activities hereunder, and (ii) Licensee will retain all right, title and interest in and to any Patent Rights, Know-How, and other intellectual property rights Controlled (other than pursuant to this Agreement) by Licensee or any of its Affiliates on or prior to the Effective Date or during the Term independent of the activities hereunder.

(b) Solely Owned Inventions and Patent Rights. As between the Parties and subject to Section 5.6, any and all Inventions, Data (except from Shared Studies), and other Know-How generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of Leads Bio or any of its Affiliates during the course of the performance of activities under this Agreement (“Leads Bio Solely Owned Inventions”) and any Patent Rights filed claiming or disclosing such Leads Bio Solely Owned Inventions (“Leads Bio Solely Owned Invention Patent Rights”) will be solely owned by Leads Bio. Any and all data from Global Studies and Inventions, Data, and other Know-How generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of Licensee or any of its Affiliates during the course of the performance of activities under this Agreement (“Licensee Solely Owned Inventions”) and any Patent Rights filed claiming or disclosing such Licensee Solely Owned Inventions (“Licensee Solely Owned Invention Patent Rights”) will be solely owned by Licensee except that any Licensed BDCA2 Linker Improvements will be solely owned by Leads Bio and not Solely Owned Inventions or Solely Owned Invention Patent Rights.

(c) Joint Inventions and Patent Rights. As between the Parties and subject to Section 5.6, any and all Inventions, and Know-How other than Data generated, developed, conceived or reduced to practice jointly by or on behalf of both Parties or their Affiliates (including by a Third Party on behalf of both Parties or their Affiliates) during the course of the performance of activities under this Agreement (“Jointly Owned Invention”, and any Patent Rights filed claiming or disclosing such Jointly Owned Inventions, “Jointly Owned Invention Patent Rights”) will be jointly owned by the Parties, except that any Licensed BDCA2 Linker Improvements will be solely owned by Leads Bio and not Jointly Owned Inventions or Jointly Owned Invention Patent Rights. Each Party will have the right to practice or transfer the Jointly Owned Inventions (including licensing or sublicensing thereunder) without any duty of seeking or need to seek consent or accounting to the other Party, subject to the terms of this Agreement.

(d) Disclosures; Cooperation. Each Party will ensure that each of its Affiliates, (sub)licensees (in the case of Leads Bio), Sublicensees (in the case of Licensee) and subcontractors under this Agreement has a contractual obligation to disclose to such Party all Inventions, Data and other Know-How generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that such Party can comply with its obligations under this Agreement.

(e) United States Law. The determination of whether any Inventions, Data, and other Know-How are conceived, discovered, developed or otherwise made by or on behalf of a Party for the purpose of allocating proprietary rights (including Patent Right, copyright, or other intellectual property rights) therein, will, for purposes of this Agreement, be made in accordance with Applicable Laws in the United States (without regard to conflict of laws) as such law exists as of the Effective Date irrespective of where such conception, discovery, development, or making occurs. If United States law otherwise would not apply to the discovery, generation, creation or conception any Inventions, Data, and other Know-How hereunder, each Party will, and does hereby, assign, and will cause its Affiliates and its and their licensees and (sub)licensees/Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Inventions, Data, and other Know-How as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, (i) the sole ownership provided for in Section 12.1(a), Section 12.1(b), or Section 12.1(c) and (ii) the joint ownership provided for in Section 12.1(c).

(f) Assignment; Further Actions. Without limiting any other provision of this Agreement, each Party will cause all its Affiliates, (sub)licensees (in the case of Leads Bio), Sublicensees (in the case of Licensee) and Subcontractors who perform activities for such Party under this Agreement to be under an obligation to assign or license their rights in any Inventions, Data, and other Know-How resulting therefrom to such Party as is necessary to fully effect the intellectual property licenses under this Agreement.

12.2 Patent Right Prosecution and Maintenance.

(a) Licensed Platform Patent Rights. Subject to Section 12.2(c), with respect to Licensed Platform Patent Rights, as between the Parties, Leads Bio will have the first right, but not the obligation, at its own expense, to control the Prosecution and Maintenance of all Licensed Platform Patent Rights worldwide. Without limiting Section 12.2(b), prior to the filing of any Licensee Prosecuted Divisionals and Leads Bio Prosecuted Divisionals, the Parties will cooperate via the Patent Working Group to discuss the scope of any Licensee Prosecuted Divisional and Leads Bio Prosecuted Divisional and generally, Leads Bio will keep the Patent Working Group reasonably informed of the status of the Prosecution and Maintenance of the Licensed Platform Patent Rights in the Licensee Territory. Leads Bio will notify Licensee of any decision not to file applications for, cease the Prosecution and Maintenance of, or not continue to pay the expenses for the Prosecution and Maintenance of any Licensed Platform Patent Right. Leads Bio will provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Platform Patent Right. In such event, Leads Bio will discuss with Licensee in good faith and reasonably consider any request from Licensee for Leads Bio to either: (a) continue the Prosecution and Maintenance of such Licensed Platform Patent Right in the Licensee Territory; or (b) grant consent to allow Licensee to reasonably direct Leads Bio to Prosecute and Maintain such Licensed Platform Patent Right in the Licensee Territory, at Licensee’s sole cost and expense.

(b) Licensed BDCA2 Patent Rights and Licensed Platform Patent Rights. With respect to any Licensed BDCA2 Patent Right or Licensed Platform Patent Right that includes both (a) [***] (a) [***] (“Product-Specific Claims”) and (b) [***], subject to the mutual agreement of the Parties through the Patent Working Group, Leads Bio, in collaboration with Licensee and coordinated through the Patent Working Group, will separate such Product-Specific Claims from the other claims claimed under such Licensed BDCA2 Patent Rights or Licensed Platform Patent Right, as applicable, by filing in Leads Bio or its Affiliates name one or more Leads Bio Prosecuted Divisionals and Licensee Prosecuted Divisionals as soon as reasonably practicable. Each Licensee

Prosecuted Divisional will be deemed a Licensed Product Patent Right and each Leads Bio Prosecuted Divisionals will remain a Licensed Platform Patent Right hereunder.

(c) Solely Owned Invention Patent Rights. With respect to Solely Owned Invention Patent Rights, as between the Parties, (i) Licensee will have the first right, but not the obligation, at its own expense, to control the Prosecution and Maintenance of all Licensee Solely Owned Invention Patent Rights worldwide and (ii) Leads Bio will have the first right, but not the obligation, at its own expense, to control the Prosecution and Maintenance of all Leads Bio Solely Owned Invention Patent Rights worldwide. Each Party will notify the other Party of any decision not to file applications for, cease the Prosecution and Maintenance of, or not continue to pay the expenses for the Prosecution and Maintenance of any such Solely Owned Invention Patent Rights. Each Party will provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Solely Owned Invention Patent Right. In such event, the other Party may elect to Prosecute and Maintain such Patent Right in one or more jurisdictions in its Territory at its sole cost and expense if such Patent Right Covers or is reasonably likely to Cover a Compound or Licensed Product in such jurisdiction.

(d) Licensed Product Patent Rights and Jointly Owned Invention Patent Rights.

(i) As between the Parties, each Party will have the first right, at such Party’s own expense, to control the Prosecution and Maintenance of Licensed Product Patent Rights and Jointly Owned Invention Patent Rights in its own Territory. Each Party will select its own outside counsel firm which will be engaged to handle the Prosecution and Maintenance of Licensed Product Patent Rights and Jointly Owned Invention Patent Rights for such Party, and each Party will keep the other Party reasonably informed, with respect to the Prosecution and Maintenance of such Licensed Patent Rights and Jointly Owned Invention Patent Rights in its Territory and will consider [***] for Prosecution and Maintenance of such Licensed Product Patent Rights and Jointly Owned Invention Patent Rights in its Territory. Each Party will notify the other Party, of all warning letters, conflict proceedings, re-examinations, reissuance, oppositions, revocation proceedings or any other material challenge relating to such Licensed Product Patent Rights or Jointly Owned Invention Patent Rights in its Territory. In the event that either Party desires to abandon or cease Prosecution and Maintenance of any such Licensed Product Patent Right or Jointly Owned Invention Patent Right in its Territory, such Party will provide reasonable prior written notice to the other Party of such intention (which notice will, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such Patent Right with the applicable patent office), and the other Party may, upon such Party’s written election provided no later than [***] after such notice from such Party, control the Prosecution and Maintenance of such Licensed Product Patent Right or Jointly Owned Invention Patent Right at such other Party’s own expense.

(ii) The Parties will cooperate fully in the Prosecution and Maintenance of Licensed Product Patent Rights and Jointly Owned Invention Patent Rights under this Section 12.2(d)(ii) and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto respectively. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable the applicable Party to apply for and to prosecute patent applications in any country or region as permitted by this Section 12.2(d)(i); and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the Prosecution and Maintenance of any such patent applications.

(e) Cooperation of the Parties. Prior to the filing of any Licensed Product Patent Rights or Jointly Owned Invention Patent Right, the prosecuting Party will consult with the other Party and give the other Party reasonable opportunity to review and comment on any draft patent application in advance of its filing or submission and consider the other Party’s timely provided comments and suggestions in good faith.

12.3 Infringement by Third Parties.

(a) Notice. In the event that either Leads Bio or Licensee becomes aware of any infringement or threatened infringement by a Third Party of any Licensed Patent Right or Jointly Owned Invention Patent Right, and any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any Licensed Patent Right or Jointly Owned Invention Patent Right, it will notify the other Party in writing to that effect.

(b) Licensed Platform Patent Rights. As between the Parties, Leads Bio will have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Licensed Platform Patent Right anywhere in the world. If (i) Leads Bio fails to bring or confirm to Licensee that it will timely bring any such action or proceeding within [***] following the notice of alleged infringement provided pursuant to Section 12.3(a), or (ii) Leads Bio fails to bring any such action within [***] before the time limit, if any, set forth in Applicable Law for the filing of such action, then (A) if it is reasonably necessary for Licensee to assert any Leads Bio Platform Patent Right to effectively pursue, or prevail in, an enforcement action against any such infringement in such country as determined by Licensee reasonably and in good faith (after consultation with Leads Bio) with the supporting advice of reputable patent counsel engaged by Licensee which, if not the same counsel as used by Licensee to prosecute Patent Rights under this Agreement, shall be reasonably acceptable to Leads Bio (not to be unreasonably withheld, delayed or conditioned), then in consultation with Leads Bio (which shall include the use of commercially reasonable efforts to coordinate with Leads Bio with respect to the interests of any Third Party partners who are also licensees to the relevant Leads Bio Platform Patent Right), Licensee will have the second right (but not the obligation) to attempt to resolve any such infringement at its own cost and expense (which may include settlement or otherwise seeking to secure the abatement of such infringement) in the event that a Licensed Product Patent Right is not reasonably infringed by such Third Party infringing activity (e.g., due to the scope of such Licensed Product Patent Right or because no Licensed Product Patent Right exists in such jurisdiction) if such infringing activities in question are the Exploitation of a Competing Product; and (B) Leads Bio will consider in good faith any other request by Licensee to resolve any such infringement, taking into account the effect such infringement has or reasonably could have on the

Compounds and Licensed Products as compared to the partnered programs of other Third Party partners of Leads Bio, if any. Each Party will have the right, at its own respective expense, to be represented in any such action by counsel of its own respective choice. Licensee will not enter into any settlement admitting the invalidity of, or otherwise impairing any Licensed Platform Patent Right in any enforcement action hereunder without Leads Bio’s prior written consent.

(c) Solely Owned Invention Patent Rights. As between the Parties, (i) Licensee will have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Licensee Solely Owned Invention Patent Rights anywhere in the world and (ii) Leads Bio will have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Leads Bio Solely Owned Invention Patent Rights anywhere in the world. If (A) such first Party fails to bring or confirm to the other Party that it will timely bring any such action or proceeding within [***] following the notice of alleged infringement provided pursuant to Section 12.3(a), or (B) such first Party fails to bring any such action within [***] before the time limit, if any, set forth in Applicable Law for the filing of such action, then the other Party will have the second right (but not the obligation) to attempt to resolve any such infringement to the extent the infringing activities are competitive to the Compounds or Licensed Products, at its own cost and expense (which may include settlement or otherwise seeking to secure the abatement of such infringement). Each Party will have the right, at its own respective expense, to be represented in any such action by counsel of its own respective choice. Neither Party will enter into any settlement admitting the invalidity of, or otherwise impairing any Solely Owned Invention Patent Right of the other Party in any enforcement action hereunder without the other Party’s prior written consent.

(d) Jointly Owned Invention Patent Rights and Licensed Product Patent Rights. With respect to Jointly Owned Invention Patent Rights and Licensed Product Patent Rights, as between the Parties, each Party will have the first right to bring and control any action or proceeding with respect to infringement of any such Patent Right in its Territory at its own expense and by counsel of its own choice, and the other Party will have the right to join or to be represented in any such action by counsel of its own choice. Neither Party will enter into any settlement admitting the invalidity of, or otherwise impairing any Licensed Product Patent Right or Jointly Owned Invention Patent Right in any enforcement action hereunder without the other Party’s prior written consent. If either Party fails to bring any such action or proceeding with respect to such infringement in its Territory within [***] following the notice of the alleged infringement, the other Party will have the right to bring and control any such action in its Territory at its own expense and by counsel of its own choice. Each Party will have the right, at its own respective expense, to be represented in any such action by counsel of its own respective choice.

(e) Cooperation. The Parties will coordinate on the defense and enforcement of the Licensed Product Patent Rights and the Licensed Platform Patent Rights in the other Party’s Territory. At the request of the Party bringing an enforcement action against any infringement in accordance with this Section 12.3, the other Party will provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action, at the sole cost and expense of the Party bringing an action.

(f) Settlement; Recovery. Except as provided for explicitly elsewhere in this Section 12.3, neither Party will enter into any settlement or compromise of any action under this Section 12.3 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which will not be unreasonably withheld, delayed or conditioned; provided, further, that neither Party will enter into any settlement, consent judgment or other disposition of any action or proceeding under this Section 12.3 that would: (a) admit the invalidity of, or otherwise impair, any Licensed Intellectual Property, Jointly Owned Invention Patent Right or Solely Owned Invention Patent Right without the prior written consent of the other Party, or (b) impose any liability or obligation on the other Party without the prior written consent of the other Party. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 12.3, whether by way of settlement or otherwise, will be applied first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining amounts will be retained by the Party that brought and controlled such action; provided, however, that any recovery realized by Licensee as a result of any action or proceeding brought and controlled by Licensee (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) will be treated as, to the extent such recoveries are for lost sales, as Net Sales for the time periods such lost sales would have been made for purposes of Section 8.4 and Section 8.5 and [***] ([***]) of any other recoveries will be paid to Leads Bio.

12.4 Infringement of Third Party Rights. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party intellectual property right based on the Exploitation of the Licensed Products (“Third Party Infringement Claims”), each Party will promptly notify the other Party in writing of such Third Party Infringement Claim, and the Parties will promptly meet to discuss the defense of such Third Party Infringement Claim, and the Parties will, as appropriate, enter into a joint defense agreement with respect to the common interest privilege protecting communications regarding such Third Party Infringement Claim in a form reasonably acceptable to the Parties. Unless otherwise agreed in the joint defense agreement, each Party will have the right to defend any such Third Party Infringement Claims against it at its own expense as it reasonably determines appropriate; provided that the defending Party will not enter into any settlement, consent judgment or other disposition of any action or proceeding that would: (a) admit the invalidity of, or otherwise impair, any Licensed Intellectual Property without the prior written consent of Leads Bio or the Licensee Intellectual Property without the prior consent of Licensee, or (b) impose any liability or obligation on the other Party. Each Party will have the right, at its own respective expense, to be represented in any such action by counsel of its own respective choice.

12.5 Marking. To the extent required by law, Licensee will, and will cause its Affiliates and their Sublicensees to, mark the Licensed Products sold under this Agreement with the number of each issued Licensed Product Patent Right and Jointly Owned Invention Patent Right that applies to the Licensed Products.

12.6 Patent Listings. On a Licensed Product-by-Licensed Product basis, as between the Parties, Licensee will have the sole right to make all patent listings of Licensed Product Patent Rights or Jointly Owned Invention Patent Rights with Regulatory Authorities with respect to such Licensed Product. Leads Bio will cooperate with Licensee’s reasonable requests in connection therewith, including meeting any submission deadlines, to the extent required or permitted by Applicable Laws.

12.7 Patent Right Term Extension. On a Licensed Product-by-Licensed Product basis, if elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Licensee Territory with respect to any Licensed Product becomes available, upon Regulatory Approval or otherwise, then as between the Parties, Licensee will have the sole and exclusive right, but not the obligation, to file for patent term extension or supplemental protection certificates or their equivalents and to determine which issued patent to extend with respect to any Licensed Products in the Licensee Territory, except for Licensed Platform Patent Rights, for which Leads Bio will have the sole and exclusive right, but not the obligation, to file for such patent term extension or supplemental protection certificates. Leads Bio and its Affiliates will reasonably cooperate with Licensee so as to enable Licensee to exercise its rights under this Section 12.7.

Article 13
TERM; TERMINATION

13.1 Term. The term of this Agreement (the “Term”) will commence on the Effective Date, and unless terminated earlier as provided in this Article 13, will expire upon the expiration of the final Royalty Term with respect to all Licensed Products.

13.2 Termination.

(a) Termination by Licensee for Convenience. Licensee will have the right during the Term to terminate this Agreement in its entirety without cause upon [***] prior written notice to Leads Bio; provided, however, if such termination occurs after the First Commercial Sale of a Licensed Product, such notice period will be [***].

(b) Termination by either Party for Material Breach. A Party (the “Non-Breaching Party”) will have the right to terminate this Agreement upon written notice to the other Party (the “Breaching Party”) if such other Party has materially breached this Agreement and has not cured such breach within [***] (or [***] with respect to any breach of payment obligations hereunder) after written notice from the terminating Party requesting cure of the breach. Any such termination will become effective, subject to this Section 13.2(b) and the Additional Cure Period, at the end of the applicable curing period unless the breaching Party has cured such breach prior to the end of such curing period. If the Breaching Party disputes the occurrence of a material breach, then the issue of whether the Non-Breaching Party may properly terminate this Agreement on expiration of the applicable cure period will be resolved in accordance with Article 15. If, as a result of such dispute resolution process, it is determined that the Breaching Party committed a material breach of this Agreement and the Breaching Party does not cure such material breach within [***] after the date of such determination (the “Additional Cure Period”), then such termination will be effective as of the expiration of the Additional Cure Period. If the Parties dispute whether such material breach was so cured, then such dispute will also be determined in accordance with Article 15. This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the cure periods set forth in this Section 13.2(b) and any Additional Cure Period, in each case, will be tolled during any such dispute resolution proceeding, such proceeding will not suspend any obligations of either Party hereunder, and each Party will use reasonable efforts to mitigate any damage. If as a result of such dispute resolution proceeding it is determined that the Breaching Party did not commit such material breach (or such material breach was cured in accordance with this Section 13.2(b)), then no termination will be effective, and this Agreement will continue in full force and effect.

(c) Termination by Leads Bio for a Patent Right Challenge. Leads Bio will have the right to terminate this Agreement in its entirety immediately upon written notice to Licensee if Licensee or any of its Affiliates or Sublicensees, directly or indirectly through any Third Party, commences any interference, invalidation or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Product Patent Right (a “Patent Challenge”); (i) this Section 13.2(c) will not apply (A) to any Patent Challenge that is first made by Licensee or any of its Affiliates or its or their Sublicensees in defense of a claim of patent infringement threatened or brought by Leads Bio or any of its Affiliates or (sub)licensees under the applicable Licensed Product Patent Right, (B) to any Patent Challenge that was commenced by a Third Party or its Affiliate that, after the Effective Date, acquires or is acquired by Licensee or any of its Affiliates or its of their business or assets, whether by stock purchase, merger, asset purchase or otherwise for bona fide business reasons (e.g., other than solely to acquire the right to continue such Patent Challenge); provided that such proceeding commenced prior to the closing of such acquisition, (C) if Licensee or an Affiliate or Sublicensee has been compelled to participate by a court, patent office, or Third Party (other than any Sublicensee) and (ii) Leads Bio will not have the right to terminate this Agreement under this Section 13.2(c) if Licensee (i) causes such Patent Challenge to be withdrawn, terminated or dismissed or (ii) if such Patent Challenge is initiated by a Sublicensee, terminates such Sublicensee’s sublicense under this Agreement, in either case, within [***] of Leads Bio’s notice to Licensee under this Section 13.2(c).

(d) Termination by either Party for Bankruptcy. A Party will have the right to terminate this Agreement upon written notice to the other Party upon the filing or institution of bankruptcy, reorganization, dissolution, liquidation or winding up of such other Party, or the making of an assignment of all or substantially all of such other Party’s assets for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary bankruptcy against such other Party, or is adjudged bankrupt, or the appointment of a receiver or trustee of all or substantially all such other Party’s property, in each case that is not discharged within [***].

(e) Termination by Leads Bio for Cessation of Activities. If Licensee has ceased all Development and Commercialization activities other than de minimis activities for the Compounds and Licensed Products in the Licensee Territory for a period of [***] or more [***] and such cessation is not the result of a Good Reason, a delay in response from a Regulatory Authority (such cessation for such period of time, the “Cessation”), then Leads Bio may terminate this Agreement in its entirety upon [***] prior written notice to Licensee. Notwithstanding the foregoing, if the Cessation was caused by a Force Majeure event for which Licensee provided Leads Bio with notice pursuant to Section 16.10 and that persisted throughout such cessation period despite Licensee’s use of Commercially Reasonable Efforts to overcome, remove, or mitigate such Force Majeure event, Leads Bio will not have the right to terminate this Agreement under this Section 13.2(e) as a result of the Cessation. For purposes of this Section 13.2(e), “Good Reason” means (i) a safety, efficacy or regulatory reason (for example a clinical hold being placed on a Licensed Product or a toxicology or pharmacokinetics issue) or (ii) a scientific, technical, commercial operations or manufacturing reason that is outside of Licensee’s reasonable control, in each case (i) and (ii), that has not been overcome, removed or mitigated despite Licensee’s use of Commercially Reasonable Efforts to so overcome, remove or mitigate.

13.3 Alternative Remedy in Lieu of Termination. If Licensee has the right to terminate this Agreement pursuant to Section 13.2(b) for Leads Bio’s uncured material breach, then, in lieu of terminating this Agreement, Licensee may, in its sole discretion and as its sole remedy for the facts underlying the applicable uncured specific breach, exercise an alternative remedy for such uncured material breach as follows, which Leads Bio stipulates and agrees would be a reasonable remedy in such circumstance and not a penalty: Licensee may retain all of its licenses and other rights granted under this Agreement, subject to all of its payment and other obligations, except that to the extent not yet accrued, the commercial milestone payments, and the royalties payable thereafter under this Agreement, in each case, will be reduced by [***] effective from and after the delivery of the applicable notice of breach.

13.4 Effect of Expiration or Termination.

(a) Effect of Expiration. Upon expiration (but not earlier termination) of the Royalty Term for a given Licensed Product in a given country, and provided that Licensee has paid all payments payable with respect to such Licensed Product, the licenses granted by Leads Bio to Licensee with respect to such Licensed Product in such country will survive on a fully paid, irrevocable, perpetual basis, the licenses granted by Licensee to Leads Bio under Section 2.5 will survive on a fully paid, irrevocable, perpetual basis, and all other rights and obligations of the Parties with respect to such Licensed Product in such country under this Agreement will terminate, except as expressly provided elsewhere in this Section 13.4 or in Section 13.5.

(b) Effect of Termination. Upon any termination of this Agreement, the licenses granted by Licensee to Leads Bio under Section 2.5 will automatically terminate and revert to Licensee except to the extent set forth in Section 13.4(c)(ii), the licenses granted by Leads Bio to Licensee will automatically terminate and revert to Leads Bio, and all other rights and obligations of the Parties under this Agreement will terminate, except as expressly provided elsewhere in this Section 13.4 or in Section 13.5. For clarity, if any milestone event is achieved during the termination notice period for a termination by Licensee under Section 13.2(a) or by Leads Bio under Section 13.2(b), 13.2(c), 13.2(d), or after termination (except any termination by Licensee under Section 13.2(b)) as a result of the sale of any remaining inventory agreed by the Parties under Section 13.4(c)(i)(B), then the corresponding milestone payment is accrued and Licensee will remain responsible for the payment of such milestone payment even if the due date of such milestone payment may come after the effective date of the termination.

(c) Additional Effects of Termination.

(i) Upon any termination of this Agreement, the following general provisions will apply:

(A) Upon the request of any Sublicensee that is not at the time of such termination in breach of its Sublicense, Leads Bio will enter into a direct license with such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant; provided that, if Licensee terminates under Section 13.2(a), Leads Bio will use Commercially Reasonable Efforts to enter into such a license with Sublicensee. Under any such direct license between Leads Bio and such former Sublicensee, such Sublicensee will be required to pay to Leads Bio the same amounts in consideration for such direct grant as Leads Bio would have received from Licensee pursuant to this Agreement on account of such Sublicensee’s Exploitation of Licensed Products had this Agreement not been terminated. Under such direct license, Leads Bio will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in this Agreement and all applicable rights of Leads Bio set forth in this Agreement will be included in such direct license.

(B) Upon Leads Bio’s request, Licensee will exclusively negotiate in good faith with Leads Bio for a period [***] [***]commercially reasonable terms upon which Licensee would (1) grant to Leads Bio an exclusive, royalty-bearing license, with the right to sublicense through multiple tiers of sublicense, under the Licensee Intellectual Property, to Develop, Manufacture and Commercialize the Compounds and Licensed Products in the form that they exist as of termination (but no Licensed Products with an Additional Active) in the Licensee Territory or within the countries in the Licensee Territory designated by Leads Bio; (2) transfer to Leads Bio Regulatory Approvals, regulatory filings and material regulatory information for the Licensed Products in the Licensee Territory; (3) transfer to Leads Bio any ongoing Clinical Trials for the Licensed Product; (4) sell any remaining inventory of the Compounds and Licensed Product and (5) assign to Leads Bio any contract that solely relates to a Compound or Licensed Product in accordance with the terms of such contract.

(C) Upon Leads Bio’s request, Licensee will exclusively negotiate in good faith with Leads Bio for a period [***] [***]commercially reasonable terms upon which Licensee would transfer and assign to Leads Bio all Product Marks relating to any Licensed Product and any applications therefor.

(ii) Upon (1) any termination of this Agreement except for any termination by Licensee pursuant to Section 13.2(b) or (2) expiration of this Agreement, the license granted by Licensee to Leads Bio in clause (b) of Section 2.5 will become perpetual, irrevocable and non-exclusive, subject at all times to the last sentence of Section 2.5.

(d) Confidential Information. Upon expiration or termination of this Agreement in its entirety each Party will promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes and to ensure compliance with this Agreement only, subject to continuing confidentiality obligations under Article 10.

13.5 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement will relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor will expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 2.1(c) (Licensed BDCA2 Linker Improvements Grant), 2.4 (No Implied Licenses; Retained Rights), 2.5 (except clause (a) and solely to the extent provided in Section 13.4(c)(ii)), 2.6 (Sublicenses, Subcontractors, and Related Responsibility) (solely to the extent of any surviving license), 4.2(e) (Global Development Plan) and 4.2(f) (Shared Study) (solely with respect to any amounts accrued but not yet paid), 5.6(a), 5.9 (Data Security Program) (as related to any surviving license under Section 5.6(a)), 7.5 (Trademarks) (the third sentence only), 12.1 (Ownership), 12.2 (Patent Right Prosecution and Maintenance) and 12.3 (Infringement by Third Parties) (solely with respect to the Jointly Owned Invention Patent Rights), 13.5 (Accrued Obligations; Survival), 13.6 (Rights in Bankruptcy), 14.1 (Indemnification of Leads Bio), 14.2 (Indemnification of Licensee), 14.3 (Procedure), 14.4 (Insurance) (for the period set forth therein), 14.5 (Limitation of Liability), and Article 1 (to the extent necessary to construe the other surviving provisions), Article 9 (Payment; Records; Audits) (solely with respect to payments accrued prior to the effective date of such expiration or termination but not yet paid, except Section 9.5 (Records; Audits) (which will survive for the period set forth therein)), Article 10 (Confidentiality), Article 15 (Dispute Resolution), Article 16 (Miscellaneous) of this Agreement will survive expiration or any termination of this Agreement; Section 13.4(a) will survive only expiration of this Agreement; and Section 13.4(b) and 13.4(c) will survive only termination of this Agreement.

13.6 Rights Upon Bankruptcy.

(a) The Parties intend for Licensee to take advantage of the protections of Section 365(n) (or any successor provision) of the U.S. Bankruptcy Code or any analogous provisions in any other country to the maximum extent permitted by Applicable Law. All rights and licenses granted to Licensee under or pursuant to this Agreement, to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code or in any analogous provisions in any other country (as the case may be), will be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country (as the case may be). Licensee will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country, including the right to obtain the intellectual property from another entity.

(b) In the event of the commencement of a bankruptcy proceeding by or against Leads Bio under the U.S. Bankruptcy Code or any analogous provisions in any other country, Licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in Licensee’s possession, will be promptly delivered to Licensee upon Licensee’s written request (i) upon commencement of such bankruptcy proceeding, unless Leads Bio continues to perform all of its obligations under this Agreement, or (ii) if not delivered pursuant to clause (i) above because Leads Bio continues to perform such obligations, upon the rejection of this Agreement by or on behalf of Leads Bio.

(c) Unless and until Leads Bio rejects or is required to reject this Agreement, Leads Bio will perform this Agreement or provide the intellectual property (including all embodiments of such intellectual property) to Licensee, and will not interfere with the rights of Licensee to such intellectual property, including the right to obtain the intellectual property from another entity.

(d) The Parties acknowledge and agree that any sale of Leads Bio’s assets under Section 363 of the U.S. Bankruptcy Code or any analogous provisions in any other country will be subject to Licensee’s rights under Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country, that Licensee cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed under this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Licensee’s rights under this Agreement and Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country without the express, contemporaneous written consent of Licensee.

(e) All rights, powers and remedies provided to Licensee in this Section 13.6 are not in substitution for any other rights, powers or remedies now or hereafter existing at law or in equity (including under the U.S. Bankruptcy Code or any analogous provisions in any other country). In the event of the commencement of a bankruptcy proceeding by or against Leads Bio under the U.S. Bankruptcy Code or any analogous provisions in any other country, Licensee will have the following rights, in each case, to the maximum extent permitted by Applicable Law and enforceable under Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country:

(i) the right of access to any intellectual property (including all embodiments thereof) of Leads Bio, or any Third Party with whom Leads Bio contracts to perform an obligation of Leads Bio under this Agreement, licensed hereunder and, in the case of any such Third Party, that is necessary or useful for the use of such intellectual property or the exercise of any other rights granted to Licensee under this Agreement;

(ii) the right to contract directly with any Third Party to complete the contracted work; and

(iii) the right to cure any default under any such agreement with a Third Party and set off the costs thereof against amounts payable to Leads Bio under this Agreement.

Article 14
INDEMNIFICATION

14.1 Indemnification of Leads Bio. Licensee will indemnify and hold harmless each of Leads Bio and its Affiliates and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Leads Bio Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), incurred by any Leads Bio Indemnitee as a result of any claims, demands, actions, suits or proceedings brought by a Third Party (“Third Party Claims”) arising directly or indirectly out of: (a) the Exploitation of the Compounds or the Licensed Products by Licensee or its Affiliates or Sublicensees; (b) the gross negligence or willful misconduct of any Licensee Indemnitee; or (c) any breach of any representations, warranties or covenants by Licensee under this Agreement; except, in each case, to the extent such Third Party Claims fall within the scope of the indemnification obligations of Leads Bio set forth in Section 14.2.

14.2 Indemnification of Licensee. Leads Bio will indemnify and hold harmless each of Licensee and its Affiliates and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Licensee Indemnitees”), from and against any and all Losses incurred by any Licensee Indemnitee as a result of any Third Party Claims arising directly or indirectly out of: (a) the Exploitation of the Compounds or Licensed Products by Leads Bio or its Affiliates; (b) the gross negligence or willful misconduct of any Leads Bio Indemnitee; or (c) any breach of any representations, warranties or covenants by Leads Bio under this Agreement; except, in each case, to the extent such Third Party Claims fall within the scope of the indemnification obligations of Licensee set forth in Section 14.1.

14.3 Procedure. If any Leads Bio Indemnitee or Licensee Indemnitee intends to claim indemnification under this Article 14 (the “Indemnitee”), Leads Bio or Licensee, as the case may be, will promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor will have sole control of the defense or settlement thereof. The indemnity arrangement in this Article 14 will not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent will not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim will only relieve the Indemnitor of its indemnification obligations under this Article 14 if and to the extent the Indemnitor is actually prejudiced thereby. Leads Bio or Licensee, as the case may be, and the Indemnitee will cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by these indemnification provisions. The Indemnitor will not settle any Third Party Claim without the prior written consent of the Indemnitee if the settlement: (a) results in or imposes any obligation (including any payment obligation) on the Indemnitee, or (b) results in any admission of wrong-doing or fault by the Indemnitee.

14.4 Insurance. Each Party, at its own expense, will maintain product liability and other appropriate insurance in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term and for [***] thereafter. Each Party will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

14.5 Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.5 IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 14.1 OR 14.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OR NON-USE OBLIGATIONS IN ARTICLE 10 OR A PARTY’S BREACH OF SECTION 2.8.

Article 15
DISPUTE RESOLUTION

15.1 Disputes. Subject to Section 15.3, upon the written request of either Party to the other Party, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (a “Dispute”) will be referred to the Executive Officers for resolution. In the event such executives are unable to resolve such Dispute within [***] after the initial written request, then, upon the written demand of either Party and subject to Section 15.3 below, the Dispute will be finally resolved by binding arbitration administered by the Singapore International Arbitration Centre (“SIAC”) (or any successor entity thereto) pursuant to its arbitration rules and procedures then in effect (the “Rules”), as modified by Section 15.2 below. Notwithstanding the foregoing, in the event of a dispute with respect to Section 1.136, the provisions of Section 15.3 will apply.

15.2 Arbitration.

(a) Procedure. The arbitration will be conducted by a panel of [***]arbitrators experienced in the business of pharmaceuticals (including biologicals). If the issues in dispute involve scientific, technical or commercial matters, the arbitrators chosen hereunder will engage experts having educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. Within [***] after initiation of arbitration, each of the Parties will select [***]arbitrator and these [***] arbitrators will jointly select a [***]arbitrator. If a Party fails to select [***], any unselected arbitrator or [***]arbitrator, as the case may be, will be appointed in accordance with the Rules. The place of arbitration will be Singapore, and all proceedings and communications will be in English. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrators may disclose the existence, content, or results of arbitration without the prior written consent of both Parties. In no event will an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Singapore statute of limitations.

(b) Arbitrators’ Award. Prior to the arbitrators being selected, either Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party until final resolution of the issue by the arbitrator or other resolution of the controversy between the Parties. Once the arbitrators have been selected, either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrators. The arbitrators will, within [***] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the arbitrators will be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(c) Costs. Each Party will bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and will pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators will be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the SIAC and the arbitrator.

15.3 Baseball Arbitration. Notwithstanding anything to the contrary herein, Section 15.2 will not apply with respect to disputes arising under Section [***], which will be resolved in accordance with the procedures set forth in Schedule 15.3.

15.4 Court Actions. Nothing contained in this Agreement will deny either Party the right to bring an action in any court of competent jurisdiction to resolve any dispute, controversy or claim that concerns (a) the validity, enforceability or infringement of any Patent Rights or other intellectual property rights, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, and no such claim will be subject to arbitration as a Dispute pursuant to Section 15.2.

Article 16
MISCELLANEOUS

16.1 Governing Law. This Agreement and any disputes, claims, or actions related thereto will be governed by and construed in accordance with the laws of Singapore, without regard to the conflicts of law provisions thereof.

16.2 Entire Agreement; Amendment. This Agreement, including the Schedules hereto, sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof and thereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof, including the Confidentiality Agreement. The Confidentiality Agreement is hereby terminated effective as of the Effective Date. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

16.3 Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as any other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

16.4 Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship or legal entity of any type between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Neither Party will treat or report the relationship arising under this Agreement as a partnership for United States tax purposes unless otherwise required pursuant to a determination within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended.

16.5 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement will neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right will be in writing, will be as to a particular matter and, if applicable, for a particular period of time and of a particular scope, and will be signed by such Party.

16.6 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned by a Party without the prior written consent of the other Party (which will not be unreasonably withheld, conditioned or delayed), except to (a) an Affiliate; provided that this Agreement will be assigned in whole, and the assigning Party will remain liable and responsible to the non‑assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; (b) subject to Section 2.9 a Third Party in connection with the sale of all or substantially all of its assets to which this Agreement relates, whether in a sale of stock, sale of assets, business combination, reorganization, or other transaction or series of related transactions. Subject to Leads Bio’s obligations under this Agreement, including Section 11.2(s), Leads Bio may assign without the prior consent of Licensee its right to receive payments under this Agreement, or grant any security interest in its rights, title and interest in this Agreement, in whole or in part and in their entirety or in portions, to one or more Third Parties in connection with a financing transaction; provided that Leads Bio has given Licensee written notice regarding such assignment or financing transaction, and may disclose without the consent of Licensee reports and notices relating to such payments to such Third Parties to the extent reasonably necessary to facilitate such transaction. The rights and obligations of the Parties under this Agreement will be binding upon and inure to the benefit of the permitted assigns of the Parties. Any assignment not in accordance with this Agreement will be void.

16.7 Third Party Beneficiaries. This Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

16.8 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part. The Parties will use their commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) in a way that, to the extent practicable and legally permissible, implements the original intent of the Parties.

16.9 Notices. Any notice required or permitted to be given by a Party to the other Party (other than day-to-day communications) under this Agreement will be in writing and will be deemed given only (a)when delivered to the other Party personally (with receipt) or via overnight internationally recognized courier service (including Federal Express or DHL) charges prepaid with tracking capabilities, in each case at the applicable address as indicated below, or to such other address as provided in writing in accordance with this Section 16.9. Notices can also be transmitted via electronic mail but will not be deemed delivered until a hard copy has been provided in accordance with this Section 16.9, which hard copy will constitute notice hereunder.

if to Leads Bio:	Leads Biolabs Inc. 3500 S Dupont Hwy Dover, DE 19901 Attention: [***]

Email: [***]

with a copy to:	Goodwin Procter LLP
520 Broadway, Suite 500
Santa Monica, CA 90401, USA
Attn: [***]
Email: [***]

if to Licensee:	Dianthus Therapeutics, Inc.
7 Times Square, 43rd Floor

New York, NY 10036
Attention: General Counsel
Email: [***]

with a copy to:	Covington & Burling LLP
One International Place Suite 1020
Boston, MA 02110-2600
Attention: [***]
Email: [***]

16.10 Force Majeure. Each Party will be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, regional or worldwide epidemic, pandemic, war, civil unrest, acts of terrorism, labor disturbances (other than labor disturbances involving a Party’s own employees), government actions, accident, destruction or other casualty (a “Force Majeure Event”). Such excuse from liability will be effective only for so long as such failure or delay continues to be caused by or result from the Force Majeure Event and provided that the Party has not caused such event(s) to occur. The Party affected by a Force Majeure Event will notify the other Party of such circumstances, its anticipated duration, and any action being taken to avoid or minimize its effect as soon as reasonably practicable, use Commercially Reasonable Efforts to resume performance of its obligations, and will keep the other Party informed of actions related thereto.

16.11 Export Control. This Agreement is made subject to any restrictions concerning the export, reexport or transfer of items or technical data from the United States, China or other countries that may be applicable to either from time to time, including U.S. or China export control and sanctions laws and regulations. Neither Party will export, reexport or transfer, directly or indirectly, any items or technical data acquired from the other Party under this Agreement or any products using such items or technical data to a location, to an end use or end user or in a manner that requires a license or other governmental approval, without first obtaining such license or other governmental approval.

16.12 English Language. This Agreement was prepared in the English language, which language will govern the interpretation of, and any dispute regarding, the terms of this Agreement and will be the language of all communications under or in connection with this Agreement. Any translation into or communication in any other language will not be an official version thereof and in the event of any conflict in interpretation between the English version and another language, the English version will control.

16.13 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and will not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular will include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article will include all Sections, subsections and paragraphs in such Article, references to any Section will include all subsections and paragraphs in such Section, and references in this Agreement to any subsection will include all paragraphs in such subsection. The word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another. The word “including” and similar words means “including without limitation,” whether or not specifically stated. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. The words “pharmaceuticals” or “drugs” include biologics unless expressly indicated otherwise. All references to a “country” will include a region or jurisdiction as the context requires. All references to days in this Agreement means calendar days, unless otherwise specified. All references to any Applicable Laws in this Agreement means such Applicable Laws as amended, restated, supplanted or otherwise modified from time to time. Ambiguities and uncertainties in this Agreement, if any, will not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

16.14 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

16.15 Counterparts; Electronic Signatures. This Agreement may be executed in two (2) or more counterparts, including by transmission of emailed or PDF copies of signature pages to the Parties or their representative legal counsel, each of which will be deemed an original document, and all of which, together with this writing, will be deemed one and the same instrument. Electronic or PDF image signatures will be treated as original signatures, with the understanding that each Party expressly agrees that such Party will be bound by its own electronically transmitted signature and will accept the electronically transmitted signature of the other Party (including through the use of eSignature platforms such as DocuSign®). No Party will raise the use of electronic delivery to transmit a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery as a defense to the formation of a contract.

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In Witness Whereof, the Parties hereto have duly executed this License and Collaboration Agreement as of the Effective Date.

Nanjing Leads Biolabs Co., Ltd.	Dianthus Therapeutics, Inc.
By:	By:
Name:	Name:
Title:	Title:

Signature Page to License and Collaboration Agreement

Schedule 1.31

Lead Compound

[***]

Schedule 1.52

Existing Leads Bio Third Party Agreements

[***]

Schedule 1.59

Good Faith Estimate of Fully Burdened Manufacturing Costs

[***]

Schedule 1.105

Licensed BDCA2 Patent Rights

[***]

Schedule 1.107

Description of Licensed Know-How

[***]

Schedule 1.108

List of Licensed Patent Rights

[***]

v

Schedule 11.2

Exceptions to Representations and Warranties of Leads Bio

[***]

Schedule 15.3

Baseball Arbitration

[***]